As filed with the Securities and Exchange Commission on April 4, 2001




                                            Registration Statement No. 333-46592
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                AMENDMENT NO. 2
                                       To


                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933

                                -----------------

                               SonicSave.com Corp.

        (Exact name of Small Business Issuer as specified in its charter)

           Delaware                        7375                    04-351-6390
(State or other jurisdiction of  Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification No.)

       1330 Beacon Street, Suite 268, Brookline, MA 02446; (617) 734-7771

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Andre Danesh, President
                          1330 Beacon Street, Suite 268
                               Brookline, MA 02446
                                 (617) 734-7771

               (Name, address, including zip code, and telephone,
                   including area code, of agent for service)

                                 with copies to:

                              Brian Brodrick, Esq.
                    Phillips Nizer Benjamin Krim & Ballon LLP
                                666 Fifth Avenue
                          New York, New York 10103-0084
                                 (212) 841-0700

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------
                                              Proposed
                                               Maximum       Proposed
 Title of Each Class of                       Offering        Maximum       Amount of
     Securities To be         Amount to be    Price Per      Aggregate     Registration
        Registered             Registered      Unit(1)     Offering Price      Fee
----------------------------------------------------------------------------------------
Common Stock, $.00001 par     18,500,000       $2.50         46,250,000    $11,562.50(2)
value, per share
----------------------------------------------------------------------------------------


(1)   Estimated solely for the purpose of computing the registration fee.

(2) Previously paid in connection with filing of original registration statement.


      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

      The Information In This Prospectus Is Not Complete And May Be Changed. A Registration Statement Relating To These Securities Has Been Filed With The Securities And Exchange Commission. We May Not Sell These Securities Until The Registration Statement Filed With The Securities And Exchange Commission Is Effective. This Prospectus Is Not An Offer To Sell These Securities And It Is Not Soliciting An Offer To Buy These Securities In Any State Where The Offer Or Sale Is Not Permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 4, 2001




                        18,500,000 shares of common stock

                               SonicSave.com Corp.


      We are offering a minimum of 600,000 shares and a maximum of 17,000,000 shares of our common stock on a direct placement basis, at an initial public offering price of $2.50 per share. We will commence the offering on the effective date of this prospectus and continue for a period of 120 days, unless we extend the offering for an additional 90 days, or until we complete the offering, whichever occurs sooner. All amounts that we receive prior to the completion of the minimum offering will be deposited in an interest-bearing escrow account with Citizen's Bank, Boston, Massachusetts. If we do not complete the minimum offering all funds will be promptly returned to investors with interest and without deduction. We intend to permit our members and our participating merchants and their employees to purchase shares in this offering on a preferential basis.


      This prospectus also relates to an additional 1,500,000 shares of common stock that we plan to distribute from time to time during the 24 month period following the date of this prospectus, at no cost, to the winners of a series of promotional give-away contests that we intend to sponsor on our Website. We will not receive any proceeds from our offering of these promotional shares.


      The purchase of shares in this offering is highly risky and you should very carefully and thoroughly read the "Risk Factors" section of this prospectus, beginning on page 4. We currently have a negative net worth and you should not invest in our company unless you can afford to lose your entire investment.


      Our common stock is not listed on any national securities exchange or the Nasdaq Stock Market, and no public market currently exists for it.


                                             Public Offering
                                             Price Per Share         Total
                                             ---------------         -----
Minimum proceeds, before expenses, to
   SonicSave.com..........................       $2.50           $ 1,500,000
Maximum proceeds, before expenses, to
   SonicSave.com..........................       $2.50           $42,500,000


      Our officers will act as our sales agents in this offering, but they will not receive commissions for any shares they sell.


      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Prospectus dated __________________,  2001

                                TABLE OF CONTENTS

                                                                            Page

THE OFFERINGS................................................................1

SUMMARY FINANCIAL DATA.......................................................3

RISK FACTORS.................................................................4

FORWARD-LOOKING STATEMENTS..................................................10

USE OF PROCEEDS.............................................................10

DIVIDEND POLICY.............................................................12

DILUTION....................................................................13

CAPITALIZATION..............................................................15

SELECTED FINANCIAL DATA.....................................................16

MANAGEMENT'S PLAN OF OPERATION..............................................17

BUSINESS....................................................................25

MANAGEMENT..................................................................36

EXECUTIVE COMPENSATION......................................................38

PRINCIPAL STOCKHOLDERS......................................................43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................43

DESCRIPTION OF SECURITIES...................................................45

PLAN OF DISTRIBUTION........................................................48

SHARES AVAILABLE FOR FUTURE SALE............................................51

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..............52

EXPERTS.....................................................................52

LEGAL MATTERS...............................................................53

HOW TO GET MORE INFORMATION.................................................53

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common stock in any circumstances under which the offer or solicitation is unlawful.

Throughout this prospectus, we refer to ourselves as, SonicSave.com Corp. as "we," "us" or "SonicSave.com." The term "common stock" means SonicSave.com Corp.'s common stock, par value $.0001 per share.

                               PROSPECTUS SUMMARY

                               SonicSave.com Corp.

      SonicSave.com is a unique, business-to-consumer and business-to-business, Internet discount buyers' club. We are currently in the formative stages of introducing to the Internet a simplified yet sophisticated business strategy which incorporates a combination of on-line, database and transaction management technologies. Our proprietary purchasing model, patent pending, will permit participating merchants to offer discounted products and services directly to a targeted market consisting of our retail consumer members as well as corporate account members.



      Our principal executive offices are located at 1330 Beacon Street, Suite 268, Brookline, MA 02446. We can be reached by phone at (617) 734-7771, by fax at (617) 734-7779 or via our Website at www.SonicSave.com. The information contained on our Website is not a part of this prospectus.

      SonicSave.com and SonicVIP.com are trademarks of SonicSave.com Corp. for which we have filed federal trademark applications.

      This is neither a solicitation to buy nor an offer to sell to persons in
the following jurisdictions: [        ], and no purchase of these securities by
persons in these jurisdictions is authorized.

                                  THE OFFERINGS


Direct placement of common stock................We are offering a minimum of
                                                600,000 shares and a maximum of
                                                17,000,000 shares of our common
                                                stock on a direct placement
                                                basis.

Escrow Agent ...................................All amounts that we receive prior to the completion of the
                                                minimum offering will be
                                                deposited in an interest-bearing
                                                escrow account with Citizen's
                                                Bank, Boston, Massachusetts. If
                                                we do not complete the minimum
                                                offering all funds will be
                                                promptly returned to investors
                                                with interest and without
                                                deduction.

Initial offering price..........................$2.50 per share.

Promotional common stock offering ..............Up to 1,500,000 shares. We plan to distribute the shares from
                                                time to time during the 24 month
                                                period following the date of
                                                this prospectus, at no cost, to
                                                the winners of a series of
                                                promotional give-away contests
                                                that we intend to sponsor on our
                                                Website.


Common stock outstanding before offerings ......31,000,000 shares

Common stock outstanding after offerings .......33,100,000 if the minimum number of shares are sold and all of
                                                the promotional shares are
                                                distributed, and 49,500,000 if
                                                the maximum number of shares are
                                                sold and all of the promotional
                                                shares are distributed.


Use of proceeds ................................For sales and marketing expenses, Website development
                                                costs, repayment of debt to the
                                                founding stockholder and general
                                                working capital purposes. See
                                                "Use of Proceeds".

Risk factors ...................................An investment in our common stock involves significant risk.
                                                We currently have a negative net
                                                worth and you should not invest
                                                in our company unless you can
                                                afford to lose your entire
                                                investment. See "Risk Factors."


      Except as otherwise specified, all per share information in this prospectus is based on the number of shares outstanding as of December 31, 2000, and does not include 5,000,000 shares of common stock available for future grant or issuance under our stock option plan as of the date of this prospectus as well as shares that may be issued in the future to three of our executives upon exercise of options issuable under their employment agreements. See "Executive Compensation.".

                             SUMMARY FINANCIAL DATA


            The following financial data for the period May 1, 2000 (inception) through December 31, 2000 has been audited by Grant Thornton LLP, independent certified public accountants whose report thereon appears elsewhere in this prospectus. Such report includes an explanatory paragraph relating to an uncertainty regarding the ability of the Company to continue as a going concern. These statements should be read in conjunction with the Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this prospectus.

                                                             For the Period
                                                              May 1, 2000
                                                             (Inception) to
                                                            December 31 2000
                                                            ----------------
Statement Of Operations Data:
Revenue .................................................    $          0
Operating Expenses ......................................    $  1,054,296
Loss from operations ....................................    $ (1,054,219)
Net loss ................................................    $ (1,054,219)
Basic and diluted loss per share ........................    $      (0.03)

Weighted average number of common
shares outstanding ......................................      31,000,000
                                                         As of December 31, 2000
                                                         -----------------------
Balance Sheet Data:
Cash ....................................................    $        914
Working capital (deficit) ...............................    $    (87,320)
Total assets ............................................    $    168,580
Due to stockholder ......................................    $    318,120
Stockholder's (deficit) .................................    $   (237,774)

                                  RISK FACTORS


      An investment in our common stock involves a high degree of risks and you should not invest in our company unless you can afford to lose your entire investment. Before investing in the shares of our common stock, you should carefully consider the risks and uncertainties described below and the other information included in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and your investment. If any of the following risks actually occur, our business, financial condition or operating results could be harmed and we could possibly cease operations. In such case, the trading price of our common stock would decline and you may lose part or all of your investment.


We May Not Be Able To Continue As A Going Concern Because We Have Suffered Losses From Operations.


      We may be unable to operate as a going concern. Our independent accountants have included an explanatory paragraph in their report on our financial statements stating that our financial statements have been prepared assuming that we will continue as a going concern. We have suffered losses from operations since our inception, which cause substantial doubt as to our ability to continue as a going concern. At December 31, 2000, we had an accumulated deficit of ($1,054,219) and a total stockholders' deficit of ($237,774).


Because We Have No Operating History, We May Not Be Able To Successfully Manage Our Business Or Achieve Profitability.


      We were formed in May, 2000, and we have not yet generated revenues. We have relied on loans from our principal stockholder, Andre Danesh, to finance our operations. We have devoted all of our efforts to organizing activities, developing our proprietary business model, negotiating agreements with merchants, raising capital and initial planning and development of our Website and operations. Accordingly, we have no operating history on which you can evaluate us and our prospects. We may not be able to successfully implement our business model, expand our operations and facilities, manage our business to achieve or maintain profitability, and our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the early stages of development in new and evolving markets for online services. If we do not successfully manage these risks, our business will suffer. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.


We Do Not Have An Underwriter for Our Offering, Which May Make It More Difficult to Successfully Complete This Offering.


      We are offering 17,000,000 shares of common stock on a direct placement basis under the provisions of Rule 3a4-1 of the Exchange Act. We have never engaged in the public sale of our securities, and have no experience in conducting public securities offerings. Accordingly, there is no prior experience from which investors may judge our ability to consummate this offering. There can be no assurance that we will be successful in selling the shares of common stock offered hereby. See "Plan of Distribution."

Our Promotional Give Away of Shares May Make It More Difficult for Us to Sell Shares in Our Direct Placement Offering.

      The persons who receive shares of our common stock in our promotional give away contests may sell these shares at any time at prices that may be less than the price at which we propose to offer shares in our direct placement offering. This may make it more difficult for us to successfully consummate this offering.


We Anticipate That We May Need To Raise Additional Capital And If Adequate Funds Are Not Available on Favorable Terms, Our Ability to Implement Our Business Plan Will be Significantly Limited

      We currently have no revenues and do not expect to have significant revenues until our Web based discount buying club is in operation. If we are unable to sell more than the minimum of 600,000 shares of common stock that we are offering, we may need to raise additional funds through a private or public offering of our securities to fully implement our marketing plans for our Website and to hire additional personnel. Further, if we are unable to sell more than the minimum number of shares that we are offering our growth may be substantially delayed. We cannot be certain that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on favorable terms, our ability to fully implement our marketing plans, hire a sufficient number of personnel, develop our brand, take advantage of unanticipated opportunities, and otherwise respond to competitive pressures will be significantly limited.





If We Do Not Attract Enough Members, We May Not Be Able To Attract Participating Merchants And We Not Be Able To Implement Our Business Plan.





      We believe that our ability to attract a membership base and our ability to attract participating merchants are mutually dependent. If we cannot attract a large member base, we will not be able to attract participating merchants. We currently expect that a membership base of at least 1,000,000 will be needed to enable us to attract suitable participating merchants. We also cannot guarantee that merchants will accept our services as a replacement for traditional distribution channels. If the market for on-line retailing fails to develop or develops more slowly that we expect, then our ability to attract a sufficient number of members and participating merchants may be materially adversely affected and we may have to cease operations.

      We have negotiated agreements on a trial basis with five merchants, but we cannot assure you that we will be able to retain these merchants or that we will be able to enter into additional agreements with other merchants in the future. We are currently offering merchants reduced rate and, in some cases, short term free trial participation arrangements in order to induce them to use our Website.

Our Success Depends On Retaining The Services Of Dr. Andre Danesh Who Does Not Have A Long-Term Employment Agreement.

      Dr. Andre Danesh, the President and founding stockholder of our company, originated the plan for SonicSave.com, and we continue to be dependent on his efforts to complete the development of the Website and to find members and merchants and strategic partners. The loss of the services of Dr. Danesh would delay the establishment of our business and could cause it to cease operations. We do not have a long term employment agreement with Dr. Danesh. Also, we do not have key man life insurance covering the life of Dr. Danesh.


Because We Are A Recently Organized Business With Limited Resources, We May Have Trouble Attracting and Retaining Qualified Personnel.


      Our success depends on our ability to attract, retain and motivate skilled employees who can effectively manage an online Website discount buyers' club business. Competition for qualified e-commerce employees is intense. Because we are a recently established business with limited resources, we may be unable to retain our present key employees or attract, assimilate or retain other qualified employees in the future. We may experience difficulty in hiring and retaining skilled employees with appropriate qualifications. Our business will be harmed if we fail to attract and retain key employees.




Because We Are Significantly Smaller Than Many Of Our Competitors, We May Lack The Financial Resources To Attract Significant Internet Users And The Value of SonicSave.com May Be Reduced.


      The market for Internet products, services and advertising is new, rapidly evolving and intensely competitive. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have. We will compete for consumer attention and advertising expenditures with both traditional distribution channels and online merchants and buying services. We expect competition to further intensify in the future. Barriers to entry by potential competitors are low. If we cannot distinguish ourselves from our competitors, our operations will be adversely effected.


Our Business May Be Adversely Affected If Proposals To Tax Internet Sales Are Adopted.

      A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services over the Internet. If the proposals were to be adopted it might have the affect of reducing the use of the internet for the purchase of goods and services which could have a material adverse effect on our business.

Our Business Depends On Third Parties, Including Providers Of Technology And Features And Systems Developers And Such Reliance Makes Us Vulnerable To Business Disruptions That Could Adversely Affect Our Operations..


      We rely on certain third-party computer systems and third-party service providers to operate our Website and related computer systems, including data base and memory storage. Any interruption in these third-party services, or a deterioration in their performance, could be disruptive to our business. Our agreements with third-party service providers are terminable upon short notice without incurring any penalties from those service providers. In the event our arrangement with any of such third parties is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms.


Although We Intend To Expend Substantial Resources To Establish Our SonicSave.Com Brand, We May Fail To Establish A Brand Identity.

      We believe that establishing and maintaining our SonicSave.com brand will be critical to attracting and expanding our user base and Web traffic as well as our commercial relationships. We also believe that the importance of brand recognition on the Internet will increase due to the growing number of Internet sites and the extremely low barriers to entry. If our users do not perceive our services to be of high quality, or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received by our users, the value of our brand could be diluted and the attractiveness of our Website to our users could be decreased.


Our Steps To Protect Our Patents, Trademarks, Proprietary Rights And Domain Names May Be Inadequate.

      We regard our current and future patents, copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We intend to rely on patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, users, partners and others to protect our proprietary rights. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we may expand to provide services online. Therefore, the steps we take to protect our proprietary rights may be inadequate.

      We currently hold rights to various Web domain names relating to our brand, including the "SonicSave.com" and "SonicVIP.com" domain names. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees and this regulation is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we intend to conduct business.

Our Board Of Directors May Issue Preferred Stock With Rights Superior To Those Of Our Common Stock Without The Consent Of Our Common Stockholders.

      Our board of directors will have the authority to issue up to 5,000,000 shares of preferred stock without any further vote or action by common stockholders. Our board may also determine the price, rights, preferences and privileges of preferred stock. The rights of our common stockholders would be subject to, and may be adversely affected by, the rights of any preferred stockholders. The issuance of preferred stock with special voting or other rights could negatively impact the market value of our common stock.


Our Management Will Continue To Own Approximately 62.1% of SonicSave.Com Following The Completion Of This Offering.

      If we distribute the maximum number of shares of common stock being offered in our direct placement offering, and in our promotional stock giveaway contests, our president and founding stockholder, Mr. Andre Danesh, will beneficially own or have voting control over approximately 61% of the outstanding common stock. Accordingly, Mr. Danesh will have voting control over all matters requiring stockholder approval, including the election of our directors. Also, this concentration of ownership would have the effect of preventing a change in control of SonicSave.com.


Our Management Team Has Limited Experience In Running A Public Company.

      Our Management team has had limited significant experience in a leadership role in a public company. We cannot assure you that the management team as currently configured will be able to continue to successfully lead a public company. The failure of the management team to continue adequately handle this challenge could have a material adverse effect on our business.



Purchasers of our Common Stock Will Incur Immediate and Substantial Dilution.

      Our existing stockholders acquired their shares of common stock at an average cost substantially below the assumed initial public offering price set forth on the cover page of this prospectus. In addition, we plan to distribute up to 1,500,000 shares of common stock, at no cost, to the winners of a series of promotional give-away contests that we intend to sponsor on our Website. Therefore, purchasers of common stock in the offering will experience immediate and substantial dilution. To the extent that we grant options to purchase common stock in the future that are there may be further dilution. See "Dilution."


We Have Reserved a Substantial Number of Shares for Issuance Upon Exercise of Options That May Cause Substantial Dilution.


      We currently have reserved 5,000,000 shares under our 2000 Stock Option Plan (see "Stock Option Plan") to issue to grantees and recipients to purchase shares of our common stock. The exercise of options by a substantial number of grantees and recipients within a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

We Will Be Subject To The Penny Stock Rules Which May Adversely Affect Trading In Our Stock


      Because our common stock is not listed on any securities exchange or the Nasdaq Stock Market and may not have a trading price of at least $2.50 per share, our common stock is subject to federal penny stock regulations. As a result, the market liquidity for the shares being offered in this offering could be adversely affected because these regulations require broker-dealers to make a special suitability determination for the purchase and to have received the purchaser's written consent to the transaction prior to sale. This makes it more difficult administratively for broker-dealers to buy and sell stock subject to the penny stock regulations on behalf of their customers. As a result, it may be more difficult for a broker-dealer to sell the shares purchased in this offering.


There Can Be No Assurance That A Public Trading Market Will Develop For Our
Stock.

      No public trading market in our common stock currently exists, and we cannot be certain that one will develop. If an active trading market for the common stock does not develop, a purchaser of shares in this offering may not be able to sell their shares.

Our Stock Price Could Be Extremely Volatile, As Is Typical Of Internet-Related Companies.

      You may not be able to resell your shares of common stock at or above the initial public offering price due to the possible volatility of our common stock after this offering. The stock market has experienced significant price and volume fluctuations, and the market prices of securities of technology companies, particularly Internet-related start-up companies such as ours, have been highly volatile.



We Have Never Declared Or Paid Cash Dividends On Our Common Stock And You Are Unlikely To Receive Dividends For The Foreseeable Future.

      We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

We May Not Receive Favorable Tax Treatment For Common Stock Awarded To Our Members Through Our Give Away Contests.

      Common stock awarded through our promotional give away contests will result in taxable income to members based on the fair value of stock received. The tax treatment for SonicSave.com is not certain and may be subject to challenge by the IRS. The question of corporate tax deductibility, equal to the amount of ordinary income reported by the customer, is a controversial issue and may not qualify as a tax deduction under IRC Section 162. Alternative methods of accounting for the tax consequences of this event are to treat the value of stock awarded through give away contests as currently deductible, an asset to be amortized as a start up cost, or never deductible.

Winners Of Our Promotional Give Away Contests Will Have To Pay Taxes On The Prizes.

      Contest winners in our promotional give away contests will be required to include the fair market value of the shares of common stock that they receive in their gross income for federal state and local income tax purposes and will be required to pay taxes on this income. There is no assurance that they will be able to sell a sufficient amount of shares to provide funds to pay these taxes when due. See "Certain Federal Income Tax Consequences of Stock Give Away Contests."



We Have Arbitrarily Determined The Initial Public Offering Price of the Common Stock In Our Direct Placement Offering Without Regard To Traditional Valuation Criteria.


      The price of the 17,000,000 shares we are offering for sale under this prospectus was arbitrarily determined in order for us to raise up to a total of $42,500,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were our limited operating history, the proceeds to be raised by the offering, the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and our relative cash requirements. The initial public offering price may not be indicative of the market price for the common stock after the offering, which price may decline below the initial public offering price.


                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements based on our current expectations about our company and our industry. The terms "believe", "intend", "plan", "may", "will", "expect", "should", "could", "estimate", "anticipate", "possible", and similar terms identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of, among others, the factors described in the "Risk Factors" section and elsewhere in this prospectus.

                                 USE OF PROCEEDS


      We have estimated the net proceeds to us of our direct placement offering of shares at an assumed initial public offering price of $2.50 to be $42,265,000 if we sell the maximum number of shares; $21,015,000 if we sell ^ 8,500,000 shares; and $1,265,000 if we sell the minimum number of shares, in each case after deducting $235,000 for estimated offering expenses, including legal and accounting fees.


      The following table indicates, in the order of priority, our proposed uses of proceeds at each level of shares sold:

                                   600,000         8,500,000          17,000,000
                                    Shares           Shares             Shares
                                    ------           ------             ------
Gross Proceeds................    $1,500,000       $21,250,000       $42,500,000
Less:  Offering expenses...... $235,000 (15.6%)  $235,000 (1.1%)    $235,000 (.6%)
                               ----------------  ---------------    --------------
                                  $1,265,000       $21,015,000       $42,265,000
Net Proceeds from offering....     (84.4%)           (98.9%)           (99.4%)
                               ================  ===============    ==============

Use of Net Proceeds:
Sales and marketing expenses,
including print, radio and
online advertising, as well
as costs associated with
obtaining portal and Website
sponsorships and entering
strategic alliances........... $ 569,250 (45%)   $11,558,250 (55%)  $27,472,250 (65%)
                               ---------------   -----------------  -----------------

Technology and Website
development, including
equipment and software
purchases and upgrades........ $ 189,750 (15%)   $ 2,101,500 (10%)  $ 3,803,850 (9%)
                               ---------------   -----------------  ----------------

Facility upgrades............. $ 37,950 (3%)     $210,150 (1%)      $ 422,650 (1%)
                               -------------     -------------      --------------

Hiring new personnel and
consultants................... $ 88,550 (7%)     $ 2,101,500 (10%)  $ 4,226,500 (10%)
                               -------------     -----------------  -----------------

General corporate and working
capital purposes.............  $ 379,500  (30%)  $ 5,043,600 (24%)  $ 6,339,750 (15%)
                               ----------------  -----------------  -----------------




      We may also use a portion of the net proceeds allocated to general corporate purposes to make possible acquisition of or investments in businesses and technologies that are complimentary to our business. However, we do not have any agreements or understandings about any potential acquisitions or investments at this time.

      While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use among the categories of uses stated above if, in the judgment of our Board of Directors, such changes are necessary or advisable. At present, no material changes are contemplated.

      Until used, we intend to invest the net proceeds in short-term certificates of deposit or U.S. Treasury Notes.

      We will not receive any proceeds from the promotional offering of 1,500,000 shares. We plan to distribute the shares from time to time following the date of this prospectus, at no cost, to the winners of a series of promotional give-away contests that we intend to sponsor on our Website. Each person who registers to become a SonicSave.com member will automatically qualify to participate in the contest with no purchase or membership fee required to participate. See "Plan of Distribution."


      Whether or not we receive any proceeds from our direct placement offering, we anticipate requiring approximately $1.235 million to fund our minimum level of operations during the 12 months ended December 31, 2001. We anticipate that these funds will be available to us from loans from our principal stockholder and through initial revenues from operations. We will not borrow additional funds from our principal stockholder to the extent that we are able to raise such funds in this offering.


                                 DIVIDEND POLICY

      We have never declared or paid dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We intend to reinvest earnings, if any, in the development or expansion of our business. Our board of directors will determine, in its sole discretion, whether to declare any dividends on our common stock in the future after taking into account various factors, including SonicSave.com's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                    DILUTION

      Dilution represents the difference between the offering price and the net tangible book value per share of common stock immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets, divided by the number of shares of common stock outstanding. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders who paid nominal consideration for their shares, and by the recipients of shares in our promotional give-away contests who will not pay any consideration for their shares.


      As of December 31, 2000, the net tangible book value of our shares was $(0.01) per share based upon 31,000,000 shares outstanding.

      The following table illustrates the per share dilution to new investors who will pay cash for their shares in our direct placement offering, assuming we sell the minimum and the maximum number of shares offered in our direct placement offering and distribute all of the 1,500,000 shares offered in our promotional stock give-away program, and does not give any effect to the results of our operations subsequent to December 31, 2000:

                                                                   Minimum      Maximum
                                                                   Offering     Offering
                                                                   --------     --------
Initial Public Offering Price per Share .........................   $ 2.50       $ 2.50

Net Tangible Book Value per Share at December 31, 2000 ..........   $(0.01)      $(0.01)

Increase in Net Tangible Book Value per Share Attributable to new
Investors .......................................................   $ 0.04       $ 0.86

Net Tangible Book Value per Share After Offering ................   $ 0.03       $ 0.85
                                                                    ------        -----

Immediate Dilution per Share to New Investors ...................   $ 2.47       $ 1.65
                                                                    ======       ======


      The following tables summarize the number and percentage of shares purchased and distributed, the amount and percentage of consideration paid and the average price per share of our common stock paid by our existing stockholders and by new investors in the offerings assuming that we sell the minimum and the maximum number of shares offered in our direct placement offering.

      As indicated in these tables, the recipients of the 1,500,000 shares in our promotional stock give-away contests will not pay any consideration for these shares.

                                               Minimum Offering
                         --------------------------------------------------------------
                            Shares Purchased       Total Cash Consideration
                         ----------------------    ------------------------     Price
                           Amount       Percent       Amount       Percent    Per Share
                           ------       -------       ------       -------    ---------
Existing Stockholders    31,000,000      93.66%     $    3,100       0.21%     $    *
New Investors               600,000       1.81%      1,500,000      99.79%     $ 2.50
Promotional stock
Give-away                 1,500,000       4.53%             --       0.00%     $   --
                         ----------     ------      ----------     ------      ------
                         33,100,000     100.00%     $1,503,100     100.00%     $   --
                         ==========     ======      ==========     ======      ======


----------
*     Less than $.01 per share.


                                               Minimum Offering
                         --------------------------------------------------------------
                            Shares Purchased       Total Cash Consideration
                         ----------------------    ------------------------     Price
                           Amount       Percent       Amount       Percent    Per Share
                           ------       -------       ------       -------    ---------
Existing Stockholders    31,000,000      62.63%     $     3,100     [0.01%]    $     *
New Investors            17,000,000      34.34%      42,500,000    [99.99%]    $  2.50
Promotional stock
Give-away                 1,500,000       3.03%             0.0      0.00%     $    --
                         ----------     ------      ----------     ------      -------
                         49,500,000     100.00%     $42,503,100    100.00%     $    --
                         ==========     ======      ==========     ======      =======


----------
*     Less than $.01 per share.

      The above tables do not include 5,000,000 shares reserved for issuance under our Stock Option Plan and the issuance of such shares may result in further dilution to new investors.

                                 CAPITALIZATION


      The following table sets forth, at December 31, 2000 the actual capitalization of SonicSave.com.


      This table should be read in conjunction with the financial statements of SonicSave.com and related notes included elsewhere in this prospectus.


                                                               December 31, 2000
                                                               -----------------
Due to stockholder ............................................   $   318,120
                                                                  -----------
Stockholders' equity
Common stock, $ 0.0001 par value, 150,000,000 shares
authorized; 31,000,000 shares issued and outstanding ..........   $     3,100
Additional paid in capital ....................................   $   813,345
Deficit accumulated during development stage ..................   $(1,054,219)
                                                                  -----------
Total stockholders' equity (deficit) ..........................   $  (237,774)
                                                                  -----------
Total capitalization ..........................................   $    80,346
                                                                  ===========

                             SELECTED FINANCIAL DATA

      The following financial data for the period May 1, 2000 (inception) through December 31, 2000 has been audited by Grant Thornton LLP, independent certified public accountants whose report thereon appears elsewhere in this prospectus. Such report includes an explanatory paragraph relating to an uncertainty regarding the ability of the Company to continue as a going concern. These statements should be read in conjunction with the Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this prospectus.

                                                           For the Period May 1,
                                                            2000 (Inception) to
                                                             December 31, 2000
                                                             -----------------
Statement Of Operations Data:
Revenue .................................................      $          0
Operating expenses ......................................      $  1,054,296
Loss from operations ....................................      $ (1,054,219)
Net loss ................................................      $ (1,054,219)
Basic and diluted loss per share ........................      $      (0.03)
Weighted average number of common
shares outstanding ......................................        31,000,000
                                                         As of December 31, 2000
                                                         -----------------------
Balance Sheet Data:
Cash ....................................................      $        914
Working capital (deficit) ...............................      $    (87,320)
Total assets ............................................      $    168,580
Due to stockholder ......................................      $    318,120
Stockholder's  (deficit) ................................      $   (237,774)

                         MANAGEMENT'S PLAN OF OPERATION

Overview.

      SonicSave.com Corp is a recently formed business-to-consumer and business-to-business, Internet discount buyers' club. We are currently in the formative stages of introducing to the web a simplified yet sophisticated business strategy, which incorporates a combination of on-line, database and transaction management technologies.


      Since our inception, we have been engaged in primarily completing the design phase of our business model, launching our Website on the Internet, identifying and negotiating agreements with prospective participating merchants, raising capital and enhancing our Website design and its functional operations. We began to accept free members in October 2000 and as of March 1, 2001 we had 1,100,0000 free members and five participating merchants. We also had affiliate relationships with 60 online merchants. To date we have realized no revenues from our operations. There can be no assurance that the number of members and merchants will continue to increase or will not decrease.


      Our strategy is to create brand name recognition and sign up a large free membership base in order to create a Website that is attractive to participating merchants and advertisers. We believe that this will permit us to generate sufficient revenues from participating merchant fees and advertising revenues and from premium membership fees to support the costs associated with our free membership program and to operate on a profitable basis. However, there is no assurance that we will be successful in doing so.


      We anticipate receiving our first revenues, primarily from advertising fees and merchant affiliate advertising contracts, during the second fiscal quarter of 2001. As our Website traffic increases from advertising initiatives, we expect to generate commission revenue from sales for merchant affiliated retail outlets.


      Attaining break-even or profitable operations in fiscal year 2001 is unlikely. However, we have implemented cost-control initiatives, which we anticipate will reduce our operating expenses through the third fiscal quarter of 2001. It is anticipated that our credit line can support our anticipated operating expenses through year end. Due to the sizeable increase in our merchant affiliate agreements, our "commission-per-sale" and "click-through" model revenue streams, we anticipate that there will be positive impact on our results of operations. However, our merchant affiliate revenues are received quarterly and may not be realized until later than second fiscal quarter 2001. Our executive employment agreements, other than the agreement for Dr. Danesh, provide that salaries may increase during the year, however, this is not an obligation, and salary increases will not occur unless our post-registration sales can realistically support such increases.

Plan of Operations for Calendar 2001

      During the 12 months ended December 31, 2001, we plan to complete the initial development stage of our business and to commence full commercial operations of our Website.

      We anticipate requiring approximately $1.235 million to fund our minimum level of operations during this period, including approximately $450,000 for sales and marketing expenses to attract members and merchants; $150,000 to expand our software and hardware infrastructure to accommodate the growth in members, $235,000 on the expenses of this offering; and $400,000 on general and administrative expenses, including rent and salaries for employees. We anticipate that these funds will be available to us from loans from our principal stockholder and through initial revenues from our operations.

      However, we do not anticipate that we will be able to achieve sufficient levels of free and paid members and participating merchants during this period in order to generate sufficient revenues to operate on a profitable basis unless we expend additional amounts as we have outlined under "Use of Proceeds," for the following uses:

o for sales and marketing to establish our brand name identity and attract new members and merchants;

o     to enhance and expand our software and hardware systems and facilities;

o     to hire approximately 5 to 10 new employees; and

o for working capital purposes, including to pay employee salaries and service vendor expenses.

      The timing and extent of our growth will depend upon our ability to raise such additional funds either from the proceeds of our direct placement offering or from other sources. To the extent that we are able to sell the maximum number of shares offered hereby, it will allow us to accelerate our timetable. If we are only able to sell the minimum number of shares offered hereby, then we anticipate that the amount of time necessary for us to achieve these goals will be greater and we may not be able to realize these goals and achieve profitability before our financial resources are depleted.

Proposed Activities and Goals During Calendar 2001

o Our goal is to have 5 million free members and 100,000 paid members by the end of calendar 2001. In order to attract and retain such a membership base, we believe that we will need to attract approximately 70 participating merchants. In order to meet these goals, we intend to engage in the following activities:

o We intend to commence our promotional stock give-away sweepstakes as of the date of the final prospectus in order to attract additional free members to our Website.


o We intend to commence an advertising campaign to build brand name identification and attract new members in coordination with the start of our promotional stock give-away sweepstakes. We will advertise in print and radio media and through new media channels such as internet banner ads on other Websites and through direct e-mail solicitations. The size and timing of our advertising campaign will depend upon the amount of funds available to us.

o We will continue to solicit participating merchants through the efforts of our officers and through agreements with industry consultants.

o We will also seek additional sources of revenue through affiliate arrangements with online merchants and through the sale of advertising space on our Website. We intend to hire an advertising agency with internet experience to assist us in generating advertising revenue for our Website.

o We will continue to enhance the features of our Website by upgrading and expanding our hardware and software, to add additional features and to meet the demands of an increasing member base.

o We will seek to hire five to ten additional employees in the areas of administration, management information systems, technical services and sales to accommodate increases in our membership base.

      We cannot guarantee, however, that we will be able to achieve our goals even if we receive the necessary funds or that the achievement of these goals will permit us to operate on a profitable basis.

Strategy.

      Our strategy is to develop an Internet-based discount buyers' club destination site that will permit consumers to have access to discounted goods and services from multiple merchants on a regular basis. The following are key elements of our strategy:


o maintain a state-of-the-art Website through internal staff development and use of our proprietary technology;


o create brand name recognition and sign up a large membership base on our Website, through targeted direct marketing and Web-based advertising efforts and through a series of promotional give-away contests for shares of our common stock;

o differentiate ourselves from other Internet-based buying services by providing both on-line and on-site purchasing options;

o enter into agreements with a large number of participating merchants in a broad range of product and service categories;

o enter into advertising arrangements with other businesses and companies that are interested in advertising on our Website, based on the number of members and merchants;

o continually upgrade our Website to add merchants and services to visitors and members; and

o     introduce premium services such as SonicVIP.com

      To our knowledge, our business model establishes a discount Internet buyer's club that has no duplicate. However, in the future, modifications to our business model may be required. A possibility also exists that a market for our services will never develop. If a market fails to develop or develops more slowly than expected, we might incur more losses than expected and we might not become profitable.

Merchant Agreements.

      We have identified potential merchants by researching publicly-available industry data in the following industries: travel, retail, automotive and insurance. Our selection strategy targets those companies having significant market share and brand name recognition in their industries, as well as financial stability and an internet-oriented advertising strategy. As an inducement to try our new service, we are currently offering certain prospective merchants reduced rate and, in some cases, short term free trial participation arrangements on our Website.


      As of March 1, 2001, we had made formal proposals to 200 merchants and had entered into trial agreements with five participating merchants, on a click-through fee basis in which we receive a fee whenever a member clicks on a participating merchant's advertising page or Website - whether or not they make a purchase. We will recognize only the click-through fees, and not the gross sales prices charged to our members as revenues.


      Each participating merchant is furnished with one full page of secure ad space on our Website. The merchant is responsible for designing and maintaining the contents of its ad page at its own cost.

      Each merchant that participates in SonicSave.com and SonicVIP.com is required to offer our members discounts and other special promotions on its goods and services and to honor such offers through Web-based purchases and/or at its stores.


      As of March 1, 2001, we had also entered into affiliate arrangements with 60 merchants to permit them to link their Websites to our Website in exchange for a fee based on sales made to our members who access their Websites from our site.

      On March 1, 2001, we entered into an agreement with FFI Health Systems, a division of Advance PCS, which is the nation's largest prescription drug plan provider. Through our agreement with FFI, in return for providing FFI access to our Sonic VIP membership base and for minimal administrative costs, we will be able to offer our Sonic VIP members a co-branded prescription drug savings plan. With this plan, members can save up to 65% on generic and many name brand prescription drugs.

      On March 21, 2001 we entered into a website linking and license agreement with TravelNow.com, Inc. In return for providing TravelNow with a royalty-free license to reproduce and distribute our website, designating TravelNow as SonicSave's exclusive travel services provider and restricting advertising content placed on TravelNow sites, SonicSave will receive technical support related to the TravelNow link, customer service support and a commission related to SonicSave member use. In return, SonicSave members will have access to the TravelNow proprietary website, providing SonicSave users the ability to make reservations with hotels, condominiums, airlines, rental cars, and cruise lines nationwide.

Advertising Revenue.

      Revenue from advertising on the internet is driven by the size and quality of a Website's audience. We believe that our target audience -- bargain-conscious consumers -- will give us the ability to structure attractive arrangements with advertisers. Advertising revenues if any, will be earned from:

      o     the sale of advertising banners;

      o     the placement of pop-up windows; and

      o     the sale of advertising in our weekly electronic newsletter.

            We believe that our strategy for attracting new and repeat users to our Website will provide attractive marketing opportunities for advertisers and electronic merchants.

Costs and Expenses.

      SonicSave.com's ongoing costs and expenses include the monthly fee charged to host and update our Website and salaries to our employees. Also, SonicSave.com has and will continue to enter into technology-related consulting agreements with industry representatives who possess expertise in web design, travel industry marketing and advertising, automotive sales and rentals and sales of retail consumer products.

      Future costs and expenses will include sales and marketing expenses incurred to acquire new members and operating costs to maintain our Website. We anticipate that sales and marketing costs will account for approximately 60 to 85% of total operating expenses in our first three years of operations.

      These expenses will fall into the following principal expense categories:


            o Promotional give-away contest - The shares issued in our promotional give-away contests will be charged to operations as a promotion cost at their then fair market value at the time of their issuance, which may be more or less than $2.50 per share. We have also retained Ventura Associates, to assist us in administering the contest for a fee equal to $13,650.


            o Merchant Solicitation - We have retained various consultants in order to assist us in identifying and attracting participating merchants for our Website. The consulting agreements generally provide for hourly fees plus bonus payments based upon our success in attracting new merchants.

o Brand Identification/General Advertising - In order to establish and enhance our brand identification and support member and merchant recruitment effects we intend to conduct an advertising and promotional campaign using targeted print and radio ads and new media services such as direct e-mail solicitations and banner advertising on other Websites. We are currently in discussions with several advertising agencies in order to select an agency that will assist us in developing such a campaign. We anticipate that the selected agency will be paid a fee equal to approximately 15% of the cost of the advertisements.

      We expect to hire between five and ten employees during the second and third fiscal quarters of 2001 assuming that we are successful in obtaining additional funds from the proceeds of our direct placement offering or from other sources. These "in-house" individuals will perform administrative, technical and sales roles for the Company. We also intend to hire, on an "as-needed" basis, independent contractors to perform marketing, public relations and sales jobs for the company.

Results of Operations.


      To date, our business has been in the early stages of development and has not commenced operations. Accordingly, we have had no operational revenues for the period May 1, 2000 (inception) through December 31, 2000. We incurred expenses of $1,054,296 during this period, consisting of employee compensation expenses, including $718,728 non-cash expense related to the issuance of employee stock options and stock awards, system development costs and other general administrative costs. As of December 31, 2000, we had an accumulated deficit of $(1,054,219).

      During the period from our inception through December 31, 2000, $94,637 of our administrative expenses and other costs were incurred on our behalf by our principal stockholder or his affiliates. These amounts include contributed services of $80,000. Contributed services represents an allocation of compensation costs for the services provided by Mr. Danesh, our president and principal stockholder. It is based on his anticipated post initial public offering salary of $120,000 per year for which currently no salary is drawn. Other than contributed services of Mr. Danesh, we do not anticipate that Mr. Danesh or his affiliates will incur additional expenses on our behalf in the future.

      We anticipate that Mr. Danesh will commence receiving a salary of $120,000 per annum following the completion of our direct placement offering and that the other officers will receive the following salaries at such time subject to the approval of the Board of Directors: Mr. Schneider - $100,000, Mr. Wilder - $73,000; and Mr. Reznikov - $72,000.

      In July 2000, we moved into new office space. We occupy as a tenant-at-will a portion of a facility that is under lease to our principal stockholder. The allocation of rental expense at December 31, 2000 is based on 70% of the base monthly lease obligation. We anticipate that we may obtain additional space upon completion of our initial public offering.

Liquidity and Capital Resources.


      To date, SonicSave.com's working capital requirements have been satisfied through capital contributions and loans from its founding stockholder, Mr. Andre Danesh. Mr. Danesh has agreed to provide our company with a $1 million line of credit, of which $466,000 (unaudited) had been advanced through February 28, 2001. The line of credit bears interest at the rate of 9% per annum and matures on January 1, 2006.

      We believe that we have sufficient capital to complete the creation of our Website and fund operations for at least the next twelve months. We do not believe, however, that we will have sufficient capital to fully develop and implement our marketing plan for our Website. As a result, we believe that without the additional funds it would take a longer period of time to establish an awareness of our brand name and attract a large membership base. Therefore, we anticipate needing to raise substantial additional funds, which we propose to do through the sale of up to 17,000,000 shares of common stock in this direct placement offering. Accordingly, with the funds received as a result of this offering, we could pursue additional opportunities in membership growth, technical enhancements, communication systems, staffing, business expansion, facility upgrades, hardware and international capabilities that would otherwise not be affordable. However, there can be no assurance that we will be able to raise funds in sufficient amounts or on terms acceptable to us, if at all.


      If we raise additional funds by issuing equity securities or debt securities that are convertible into equity securities, the percentage ownership of our shareholders will be reduced and those securities may have rights and privileges that are senior to our common stock.

      We will not receive any proceeds from the issuance of the 1,500,000 shares of "give-away" common stock to be distributed in our promotional offering.


      Our independent certified public accountants report for the period from our inception on May 1, 2000 through December 31, 2000 states that we are in the development stage, have had no revenues from operations, will require substantial additional funds for development and marketing, and that these matters raise substantial doubt about our ability to continue as a going concern.


Accounting Treatment of Promotional Give-Away Stock.


      The shares issued in our promotional give-away contests will be charged to operations as a promotion cost at their then fair market value at the time of their issuance, which may be more or less than $2.50 per share.


Recent Accounting Pronouncements.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on its balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company does not currently use derivative instruments.

      In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements". This bulletin summarizes certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. The Company will record revenue in accordance with this bulletin.

      In May 2000, the EITF released Issue 00-2, "Accounting for Web Site Development Costs". EITF Issue 00-2 establishes standards for determining the capitalization or expensing of incurred costs relating to the development of Internet web sites based upon the respective stage of development. The Issue is effective for fiscal quarters beginning after June 30, 2000 (including costs incurred for projects in process at the beginning of the quarter of adoption). The Company adopted the provisions of EITF 00-2 effective July 1, 2000 and has capitalized web site development costs. Upon completion of the web site development project, the Company will amortize these costs on a straight-line basis over a two year period.

      In July 2000, the EITF released 00-14, " Accounting for Certain Sales Incentives." The release addresses the recognition, measurement, and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. The accounting treatment for sales incentives, such as the Company offering participating merchants a reduced rate or trial participation period and offering certain corporate members reduced annual fees, is being evaluated by management to determine if the free item is an element in an exchange transaction that should be classified as cost of sales, or if the sales incentive should be classified as a reduction in revenue.

                                    BUSINESS

General.


      SonicSave.com, is a unique, business-to-consumer and business-to-business, Internet discount buyers' club. We are currently in the formative stages of introducing to the web a simplified yet sophisticated business strategy which incorporates a combination of on-line, database and transaction management technologies. Our proprietary purchasing model, patent pending, will permit participating merchants to offer discounted products and services directly to a targeted market consisting of our retail consumer members as well as corporate account members. We began to accept free members in October 2000 and as of March 1, 2001 we had 1,100,000 free members and five participating merchants. We also had affiliate relationships with 60 online merchants. To date we have had no revenues from our operations. There can be no assurance that the number of members and merchants will continue to increase or will not decrease.


      We have established a one-stop Internet shopping location that we believe will function in an efficient, secure and user-friendly fashion by eliminating many of the intermediary middlemen normally involved in the chain of distribution of consumer goods and services. As a result we can offer a wide range of discounted goods and services to our members while creating a dynamic, business-to-business networking center for our participating merchants. We believe our program will also increase our participating merchants' sales potential via access to our on-line audience of consumers.

      To our knowledge, this innovative business approach to on-line selling is unique to the Internet environment.

Industry Background.

      Growth of the Internet. The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation estimated that the number of Web users would grow from approximately 150 million worldwide in 1998 to approximately 500 million worldwide by the end of 2003.

      The growing adoption of the Web represents an enormous opportunity for businesses to conduct commerce over the Internet. International Data Corporation estimated that commerce over the Internet would increase from approximately $40 billion worldwide in 1998 to approximately $900 billion worldwide in 2003.

      The Direct Marketing Opportunity of the Internet. The same advantages that facilitate the growth of electronic commerce make the Internet a compelling medium for direct marketing campaigns. Direct marketing over the Internet uses e-mail to reach potential buyers, potentially offering them a significantly broader selection of products and services than is available locally. Internet-based direct marketing also allows marketers to rapidly collect meaningful demographic information and feedback from consumers and to use this information to tailor new messages quickly.

      The Frugal Shopper Opportunity. SonicSave.com's business model focuses on the Internet population referred to as "Bargainers" in the Media Metrix/McKinsey April 2000 survey titled: All Visitors Are Not Created Equal." This survey of 50,000 Internet users pegs 8% of the on-line population as belonging to this segment. These individuals identify with being "frugal" and generally spend less time on-line. Those who fall within the "frugal" category will be the primary target of a controlled launch for SonicSave.com's Internet discount buying club.

      SonicSave.com will seek to extend the capabilities of "bricks and mortar" and on-line merchants in promoting purchase behavior over the Internet. In a recent survey conducted by Bain & Company for Mainspring Communications, researchers concluded: "on-line merchants must strive to gain customer loyalty if they are to become profitable." In a survey by Infoquest, it was found that of those shopping on the Web, "only 25% actually purchase products or services." Current shopping behaviors indicate that the loyalty is very much a function of trust -- that the price is right, that the transaction is secure, the merchant will stand behind the product and the customer has the opportunity to inspect the merchandise.

      SonicSave.com will seek to create an e-commerce environment that blends the benefits of on-line shopping with the confidence that comes from purchasing at the store while enjoying the benefits of a buyers' club discount. SonicSave.com will offer shoppers much of what is missing from the on-line purchase experience -- the satisfaction of bringing the bargain home, with the potential of customer loyalty.

      The statistical data concerning the Internet is taken or derived from information published by the sources listed above. Although we believe that the data that is included in the Industry Background section of this prospectus is generally representative of the matters reflected therein, the data may be imprecise and investors are cautioned not to place undue reliance on it.

Strategy.

      Our strategy is to develop an Internet-based discount buyers' club destination site that will permit consumers to have access to discounted goods and services from multiple merchants on a regular basis. The following are key elements of our strategy:


      o create and implement a state-of-the-art Website using our staff webmaster and through use of our proprietary technology;


      o create brand name recognition and sign up a large membership base on the Website, through our targeted direct marketing and Web advertising efforts and through a series of promotional give-away contests for our shares of common stock;

      o differentiate ourselves from other Internet based buying services by providing on-line and on-site purchase options through the use of smart-card technology;

      o enter into agreements with a large number of participating merchants in a broad range of product and service categories;

      o enter into advertising arrangements with different businesses and companies that are interested in advertising on our Website, based on the number of members and merchants;

      o continually upgrade our Website to add vendors and services to visitors and members; and

      o     introduce premium services such as SonicVIP.com

      To our knowledge, our business model establishes a discount Internet buyer's club that has no duplicate. However, in the future, modifications to our business model may be required . A possibility also exists that a market for our services will never develop. If a market fails to develop or develops more slowly than expected, we might incur more losses than expected and we might not become profitable.

      To be successful, we must:

o     attract a large membership base of loyal consumers;

o     develop and increase awareness of our brands;

o attract a large number of participating merchants in a broad range of product and service categories who are willing to provide attractive discounts and incentives to our members;

o     continue to develop and upgrade our technology;

o establish strategic relationships with Web traffic and other customer referral sources;

o     build an operations structure to support our business; and

o     attract and retain qualified personnel.

      We cannot guarantee that we will achieve these goals. We also cannot guarantee that merchants will accept our services as a replacement for traditional distribution channels. Market acceptance of our services will depend on the continued growth in the use of the Internet in general and as a source of discount shopping in particular. The failure of our services to achieve market acceptance would prevent us from attracting a large member base and would adversely affect our revenues.

The SonicSave.com Business Solution.


      Our patent pending business method involves Web architecture enabling SonicSave.com to perform a series of transactional steps from initiating consumer interest through purchase. The invention disclosed within our patent application is a system for sale and distribution of products and/or services with buying incentives such as discounted prices, either via a computer network or at a merchant's physical location, through membership in an affiliated buying organization or discount buyer's club. The software used to manage the system is configured in such a way that through an assigned membership identifier, a member may purchase a product or service and receive a buying incentive either on the Web organization's site, a participating merchant's Website, or at a participating merchant's physical location.


      We offer two forms of membership:

      o free membership under the name "SonicSave.com", which will provide the basic level of service available to all members; and

      o paid membership under the name "SonicVIP.com," which will provide a premium level of service, including additional benefits with higher cost savings.

      Upon completion of enrollment, SonicSave.com will forward to new members formal membership confirmation along with a directory of products, services, participating merchants and available incentives.

      In time, strategic planning initiatives for off-line shopping enhancements will enable each member to receive a unique, coded, Internet identification card. The code on the member's card is machine-readable for transmission over a merchant's communications network. This will identify SonicSave.com members to affiliated merchants when they are shopping off-line at "brick and mortar" locations. Printed discount coupons are also being considered.

      Each member will also receive a unique, Internet identification code, and may receive a membership card displaying the member's identification or a printed discount coupon. If the member chooses, the code is machine readable and capable of transmission over a communications network to the SonicSave.com Website.

      Our business plan also contemplates seeking strategic partners with whom we can jointly offer membership cards with bank or financial institution credit and debit card capability.

      Our Website will be divided into a number of areas, including a catalog of participating merchants and a section that highlights particular specials and incentives that are being offered by the merchants. We will provide each participating merchant with one full page of secure ad space on our Website. The merchant will be responsible for designing and maintaining the contents of its ad space at its own cost. In addition, we will send out periodic e-mails to our members that highlight particular merchants and their offerings. These e-mail notifications will be targeted to the members' preferences.

      Our Website will offer members alternative buying options. One option will permit the member to purchase merchandise directly from a participating merchant's page on our Website. In this instance, SonicSave.com electronically forwards the purchase order to the merchant for fulfillment; all of which is executed through our Website portal.

      Members will also have the ability to purchase merchandise directly from the merchant using SonicSave.com's Website hyperlink to the merchant's Website. Again, fulfillment would be by the merchant.

      In the future, in some instances, members will also be able to use their SonicSave.com membership cards to receive discounts when they make purchases at the stores of participating merchants.


      For the fiscal year ended December 31, 2000 research and development expenses related to the business method and Website features were $25,734.


Premium Services.

      We intend to offer a premium level of service known as "SonicVIP.com" at a cost of $25.00 per year. The Sonic VIP member will receive all of the benefits of being a member of SonicSave.com, plus special offers on high end products and services for consumers and business customers.

      MediaMatrix best defines the customer segment for this product as the "simplifiers" -- those in search of access to deals, but who "find no thrill in the hunt." As a group this user-class represents a base of 48 million people.

      o SonicVip.com will offer members discounts on a wide range of high value products including:

      o     health care insurance;

      o     first class travel;

      o     luxury hotel packages;


      o on-line "discount events" offered by high end merchants and service providers; and

      o     discounted prescription drug programs.


Recruitment Strategy for Members.

      In order to attract new members to our Website, we intend to use the following strategy:

      o we will recruit members using highly targeted direct marketing and Web advertising vehicles focused on attracting bargain conscious shoppers such as college students and young adults, and retired persons. Our promotions will carry an "It's OK to be frugal" message;

      o SonicSave.com members will be offered the opportunity to acquire shares of our common stock by participating in a series of promotional give-away contests for up to 1,500,000 shares of our common stock. Commencing on the date of the final prospectus, each month for a period of 24 months we will select at random from among all SonicSave.com members and other eligible participants two first prize winners who will each receive 10,000 shares of common stock; two second prize winners who will each receive 5,000 shares of common stock and 200 runner-up winners who will each receive 100 shares of common stock. In addition, in 2001 and 2002 we will select at random from among all SonicSave.com members a grand prize winner who will receive 100,000 shares of common stock. We will also select a grand prize winner to receive 100,000 shares of common stock once SonicSave.com & SonicVIP.com exceeds 1,000,000 members; see "Plan of Distribution - Promotional Stock Give-Away Contests";

      o we will seek and reward referrals among our registered membership base using a viral marketing technique; and

      o SonicSave.com will employ a business account strategy as relationships with business service providers are developed. This approach provides our merchants with an opportunity to fashion their advertising and revenue models more closely to their market and within their budget constraints.

      SonicSave.com's goal is to create a critical mass of users who take pride in their ability to save money. The anonymous nature of the Internet allows those who identify with being excessively frugal a portal into the world of Web discounts with little or no transparency. This community of SonicSave.com members will carry their membership with them through check out. We can also support special on-site offers through this technology.


      We will market ourselves to the universe of on-line discount shoppers as the "place for people who worry about spending too much." SonicSave.com will employ a targeted campaign to position itself as a site designed for the customer segment identified as "Bargainers."


      Specific tactics will include:

      o     market research to test the positioning for SonicSave.com;

      o launch activities in major markets directed at the consumer audience, including mailings, events and tele-center activity;

      o a referral campaign will be launched, on-site, as membership reaches critical mass;

      o a public relations campaign directed at newspaper and magazine consumer reporters announcing the SonicSave.com site;

      o cooperative advertising with participating merchants and best-in-class consumer Websites; and

      o marketing activities will include sponsorships of events aligned with the demographic profile of potential members in major markets.

      SonicSave.com expects marketing costs to account for 60% to 85% of operational expenses in the first three years of corporate operations. We anticipate that co-operative advertising and strategic alliances will offset a portion of these costs.

Participating Merchants

      We have identified potential merchants by researching publicly-available industry data in the following industries: travel, retail, automotive and insurance. Our selection strategy targets those companies having significant market share and brand name recognition in their industries, as well as financial stability and an internet-oriented advertising strategy. As an inducement to try our new service, we are currently offering certain prospective merchants reduced rate and, in some cases, short term free trial participation arrangements on our Website.


      As of March 1, 2001, we had entered into trial agreements with five participating merchants, on a click-through fee basis in which we receive a fee whenever a member clicks on a participating merchant's advertising page or Website - whether or not they make a purchase. We will recognize only the click-through fees, and not the gross sales prices charged to our members as revenues.


      Each participating merchant is furnished with one full page of secure ad space on our Website. The merchant is responsible for designing and maintaining the contents of its ad page at its own cost.

      Each merchant that participates in SonicSave.com and SonicVIP.com is required to offer our members discounts and other special promotions on its goods and services and to honor such offers through Web-based purchases and/or at its stores.


      As of March 1, 2001, we had also entered into arrangements with 60 merchants to permit them to link their Websites to our Website in exchange for a fee based on sales made to our members who access their Website from our site.


      We propose to recruit participating merchants by offering the following benefits:

      o initial trial periods in which they may participate on our Website at reduced rates or, in some cases, without charge;

      o a captive audience of discount shoppers who can purchase using "clicks and mortar" and "bricks and mortar" transaction technologies;

      o added control over discount and other special promotional offers in the on-line environment, as SonicSave.com incorporates one of the retail industry's most successful innovations -- namely off-price retailing;

      o co-branding opportunities with participating merchants in other business classes for product and service packages; and

      o     the ability to create a loyal customer base.

      On March 1, 2001, we entered into an agreement with FFI Health Systems, a division of Advance PCS, which is the nation's largest prescription drug plan provider. Through our agreement with FFI, in return for providing FFI access to our Sonic VIP membership base and for minimal administrative costs, we will be able to offer our Sonic VIP members a co-branded prescription drug savings plan. With this plan, members can save up to 65% on generic and many name brand prescription drugs.

      On March 21, 2001 we entered into a website linking and license agreement with TravelNow.com, Inc. In return for providing TravelNow with a royalty-free license to reproduce and distribute our website, designating TravelNow as SonicSave's exclusive travel services provider and restricting advertising content placed on TravelNow sites, SonicSave will receive technical support related to the TravelNow link, customer service support and a commission related to SonicSave member use. In return, SonicSave members will have access to the TravelNow proprietary website, providing SonicSave users the ability to make reservations with hotels, condominiums, airlines, rental cars, and cruise lines nationwide.


Advertising Revenue.

      Revenue from advertising on the internet is driven by the size and quality of a Website's audience. We believe that our target audience -- frugal consumers -- will give us the ability to structure attractive arrangements with advertisers. Advertising revenues, if any, will be earned from:

      o     monthly advertisement fees paid by merchants;

      o     the sale of advertising banners;

      o     the placement of pop-up windows;

      o     the sale of advertising in our weekly electronic newsletter; and

      o revenue streams from advertisers generated from weekly, automated e-mail services.

      o We believe that our strategy for attracting new and repeat users to our Website will provide attractive marketing opportunities for advertisers and electronic merchants.

Operations and Technology.

      SonicSave.com's business is supported by a state-of-the-art systems platform, which was designed with an emphasis on scalability, performance and reliability. The software platform that we use was designed to include open application protocol interfaces that can provide real-time connectivity to merchants in a range of industries. SonicSave.com's Internet servers utilize Verisign digital certificates to help it conduct secure communications and transactions.

      All proprietary software developed to date was contracted to DLF Webgroup Inc. and Alexander Gediman, a freelance web-designer who performs on an as needed basis. The DLF contract has been completed and there are no further obligations outstanding.

      SonicSave.com will out-source most of its call center and customer service functions, and will use a real-time interactive voice response system with transfer capabilities to its call centers and customer service centers in Boston, MA.


      SonicSave.com's systems infrastructure, Web and database servers are hosted at Verio, Inc. pursuant to an "open-ended" agreement that requires sixty
(60) days prior written notice for early termination.


Competition.

      The market for electronic commerce direct selling channels on the Internet is new and rapidly evolving, and competition for members, consumers and visitors is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create electronic commerce networks on the Internet are critical mass, functionality, brand recognition, member loyalty, broad demographic focus and open access for visitors. Established companies, which are primarily focused on creating electronic commerce networks on the Internet, and with whom we will compete, include: Value America, Shopping.com, Buy.com, Priceline.com, Fashionmall.com, the NetMarket division of Cendent Corporation.

      Many of our existing and potential competitors have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, and make more attractive offers to potential employees, vendor affiliates, commerce companies and third-party content providers. There can also be no assurance that we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

Governmental Regulation.

      We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve.

      In addition, as our service is available over the Internet in multiple states and foreign countries, and as we propose to offer our services to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. We are qualified to do business in only two states, and our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on us.

Intellectual Property and Proprietary Rights.

      SonicSave.com currently has one pending United States patent application.

      While SonicSave.com believes that its pending patent application helps to protect its business, there can be no assurance that:

      o the pending patent application will result in the issuance of a patent;

      o competitors or potential competitors of SonicSave.com's will not devise new methods of competing with us that are not covered by SonicSave.com's patent application; or

      o a third party will not have or obtain one or more patents that prevent SonicSave.com from practicing features of its business or will require SonicSave.com to pay for a license to use those features.

      There has been recent discussion in the press regarding the examination and issuance of so-called "business-method" patents. As a result, the United States Patent and Trademark Office has indicated that it intends to intensify the review process applicable to such patent applications. SonicSave.com cannot anticipate what affect, if any, the new process will have on our pending patent application.

      We regard our current and future copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We intend to rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, users, partners and others to protect our proprietary rights. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we may operate to provide services online. Therefore, the steps we take to protect our proprietary rights may be inadequate.

      We currently hold various Web domain names relating to our brand, including the "SonicSave.com" domain name in the United States. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names and this regulation is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we intend to conduct business.

      The relationship between trademark and similar laws and domain name registration is evolving, including passage during 1999 of the Anti-Cyber Squatting Consumer Protection Act, which significantly enhances the ability to prevent incorporation by third parties of trademarks into domain names. SonicSave.com intends to actively pursue infringers who improperly incorporate its trademarks into domain names, as appropriate, to maintain and enhance the strength of its trademarks.

Employees.


      As of December 31, 2000, we had 4 full-time employees. Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical and management personnel for whom competition is intense. From time to time, we also employ independent contractors. Our employees are not covered by any collective bargaining agreement and we have never experienced a work stoppage. We believe our relations with our employees are good.


      We have also retained the following consultants on a short term or at-will basis to assist us with various aspects of our business:


Matter                               Consultant
------                               ----------
Website Technology                   Jeremy Delorey-freelance designer
                                     Verio Inc.-host services (See "Business -
                                     Operations and Technology" section)
                                     DLF Webgroup Inc.-web construction

Sweepstakes Management               Alexander Gediman-freelance designer
                                     Ventura Associates

Telecommunications                   Brian Warren & Co.

Public Relations                     John Newton

Airline Merchant Agreements          Donald L. Sexton Associates

Management Consulting                Wirebridge Inc.


      These consultants are generally paid on an hourly basis or, in some cases, on a percentage or success fee basis.

Facilities.

      Our headquarters are currently located in a facility in Brookline, Massachusetts consisting of approximately 2,500 square feet of office space that is leased by an affiliate of ours pursuant to a lease expiring on June 1, 2004 and that we occupy on an at-will basis.

MANAGEMENT

Executive Officers and Directors.

      The following table sets forth information with respect to our directors and executive officers:


Name                          Age          Position
----                          ---          --------
Andre Danesh                  66           President, Treasurer, Secretary and
                                           Chairman of the Board
Glenn Schneider               39           Senior Vice President and Chief
                                           Financial Officer
Sean K. Wilder                26           Vice President, Business Development
David Reznikov                28           Vice President, Member Acquisition
Ira Cohen                     46           Director, Member of Audit Committee
Charles W. Smith              68           Director
John J. Perkins               69           Director, Member of Audit Committee


----------

      Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.


      Andre Danesh founded SonicSave.com and has served as its President and Chairman of the Board since May 2000. During the past five years, Mr. Danesh served as president of Allied Financial Corporation, a private investment company which he founded and owns. From 1984 to 1986, Mr. Danesh served as the chairman of the stockholder's committee of Charter Oil Company which became Spelling Entertainment and was acquired by Viacom in July of 1999. From 1989 to 1990 Mr. Danesh served as the member of the stockholder's committee of Southmark Co. In 1996, a corporation of which Mr. Danesh was a director, filed a voluntary Chapter 11 bankruptcy proceeding. This corporation was subsequently discharged from bankruptcy after having repaid its creditors in full. Mr. Danesh received his Bachelor of Science Degree and Masters Degree in chemistry and mathematics from Indiana State University, a Doctoral Degree from the University of Montpellier and a Post-Doctorate degree from the University of Colorado.





      Glen A. Schneider has served as senior VP and CFO of SonicSave.com since March 2001. From May 1997 to March 2001 he served as a consultant to Jarg Corporation, clinician Support Technology, and Xenelenx Healthcare Communication. From 1996-1997 Mr. Schneider served as National Account Manager for Research Biochemicals International. From 1988-1996 he served as Technical Sales Representative for EM Science. From 1985 to 1988 he served as Technical Sales Representative for Fisher Scientific Corporation. Mr. Schneider is a graduate of Northeastern University and holds a Bachelor of Science Degree in Business Administration and Marketing.

      Sean Wilder has served as Vice President of Business Development and Advertising Sales of SonicSave.com since May 2000. From November 1998 to May 2000 Mr. Wilder served as Account Executive for E! Entertainment Television Networks, Advertising Sales. From September 1997 to November 1998 Mr. Wilder served as a National Broadcast Negotiator at Initiative Media Worldwide. From August 1996 to 1997 Mr. Wilder served as a teleservices representative at Massachusetts Financial Services. Mr. Wilder graduated from Boston College and received his Bachelor of Arts Degree. Mr. Wilder is Mr. Danesh's son-in-law.


      David Reznikov has served as Vice President of Member Acquisition of SonicSave.com since February 2000. From March 1998 to October 1999 Mr. Reznikov served as Director of Marketing for Equinox Corporation. From April 1996 to April 1998 Mr. Reznikov worked as a paralegal for Peabody and Arnold LLP. Mr. Reznikov graduated from Boston University and received his Bachelor of Arts degree.

      Ira Cohen has been a director of SonicSave.com since August 2000. Since March 1998, he has served as president and chief operating officer of Aztec Technology. From 1996 to March 1998 he served as an independent information technology consultant providing strategic business and sales modeling advice for various clients. From 1979 to 1996 he served as executive vice president and co-founder of Copley Systems Inc. From 1976 to 1979 he served as economist at Arthur D. Little Co. Mr. Cohen received his Bachelor of Arts degree in Economics from Boston University.


      Charles W. Smith has been a director of SonicSave.com since August 2000. Since 1992, he has been a private investor in a number of enterprises. From 1972 to 1992, he served as VP and Senior VP of Finance and was also the Treasurer for Boston University. From 1965 to 1972, he had served as VP of Business Affairs of Haverford College. From 1964 to 1965, Mr. Smith served in accounting practices and was CFO at the University of Uganda. He is also a Fellow of the Institute of Chartered Accountants in England and Wales.


      John J. Perkins has been a director of SonicSave.com since September 2000. From March 1999 to present he has served as Senior Vice President of Acordia, Inc. From 1984 to 1999 he served as President, Chairman of International Insurance Group Ltd. From 1974 to 1984 he served as President of Corroon & Black of Massachusetts. From 1970 to 1974 he served as Vice President of Marsh & McLennan Inc. Mr. Perkins is a trustee of the City of Boston Retirement Fund and a director of Fitforall.com. Mr. Perkins received his Bachelor of Arts degree from Boston College.

      Audit Committee. The Board of Directors has appointed an Audit Committee consisting of Messrs. Cohen and Perkins. The duties of the Audit Committee are to

      o recommend to the full Board the auditing firm to be selected each year as SonicSave.com's independent auditors,

      o consult with the persons so chosen to be the independent auditors with regard to the plan of audit, or proposed report of audit, and the accompanying management letter, if any,

      o periodically consult with the independent auditors, as appropriate, out of the presence of management with regard to the adequacy of the internal accounting and control procedures,

      o review SonicSave.com's financial condition and results of operations with management and the independent auditors and

      o review any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence.

                             EXECUTIVE COMPENSATION



Summary Compensation Table




                                 Annual Compensation            Long Term Compensation Awards
                                 -------------------           --------------------------------
                                                                                     Securities
Name and                                                       Restricted Stock      Underlying
Principal Position             Year             Salary              Awards             Options
------------------             ----             ------              ------             -------
Andre Danesh, President....... 2000               $0                  --                 --

William Connolly
Senior Vice President(1)...... 2000             $28,000            300,000             100,000

Sean K. Wilder,
Vice President,
Business Development.......... 2000             $12,500            300,000             100,000

David Reznikov,
Vice President, Member
Acquisition................... 2000             $17,333            200,000             100,000

----------

      (1) Mr. Connolly's employment with SonicSave.com was terminated on March 15, 2001. Mr. Schneider has been hired as his replacement. Mr. Connolly's options, which had not vested, were also terminated when his employment with Sonic terminated. Mr. Connolly continues to own the 300,000 restricted SonicSave.com shares.


Employment Agreements

      SonicSave.com has entered into written employment agreements with all its executive officers. Each agreement being a one-year term that provides for payment of a base salary, which may be increased on or before the end of each year. As of the date of this prospectus, the annual salaries payable to the executive officers of SonicSave.com under these agreements or other arrangements are as follows:


          Name of Officer                   Annual Salary
          ---------------                   -------------
          Andre Danesh                            -0-
          Glenn Schneider                     $40,000
          Sean K. Wilder                      $30,000
          David Reznikov                      $26,000


      SonicSave.com may terminate the employment agreements for cause, as defined in each agreement; however, in the event that SonicSave.com seeks to terminate an officer for breach of his employment agreement, it must first give the officer written notice of the breach and an opportunity to cure. Each of the above officers will devote his full business time to SonicSave.com except Mr. Danesh who will devote 80% of his business time to SonicSave.com.




      SonicSave.com anticipates that Mr. Danesh will commence receiving a salary of $120,000 per annum following the completion of our direct placement offering and that the other officers will receive the following salaries at such time subject to the approval of the Board of Directors: Mr. Schneider - $100,000; Mr. Wilder - $73,000; and Mr. Reznikov - $72,000.

      Upon joining our Company, Messrs. Wilder and Reznikov purchased an aggregate of 500,000 shares of our common stock at par. We did not recognize any compensation expense in connection with this stock issuance because we had not yet commenced significant operations when we agreed to sell these shares.

Stock Option Grants

      In connection with their employment agreements, Messrs. Wilder and Reznikov were each granted options to buy 100,000 shares of our common stock. The terms of these options are described below in the Table of Option Grants for fiscal 2000. Mr. Schneider was granted 120,000 options as a condition of his employment with SonicSave.com, commencing March 16, 2001. The option allows Mr. Schneider to purchase shares of SonicSave.com at an exercise price of no less than 100% of the fair market value per share on the date of the grant, vesting in 24 equal monthly installments of 5000 shares each as long as he is employed by SonicSave.com.

                   Option/SAR Grants in the Fiscal Year Ended December 31, 2000
                                        Individual Grants
----------------------------------------------------------------------------------------------------
        (a)                             (b)              (c)              (d)                (e)

                                 Number of        % of Total
                                 Securities       Options/SARs
                                 Underlying       Granted to
                                 Options/SARs     Employees in     Exercise or Base   Expiration
Name                             Granted (#)      Fiscal Year      Price ($/Sh)       Date
----------------------------------------------------------------------------------------------------
Andre Danesh ...............          --                 --                --               --
William Connolly(1) ........     100,000(2)         33 1/3%           $  0.25
Sean Wilder ................     100,000(2)         33 1/3%           $  0.25
David Reznikov .............     100,000(2)         33 1/3%           $  0.25

----------
(1) Mr. Connolly's employment with SonicSave.com was terminated on March 15, 2001. Mr. Connolly's options, which had not vested, were also terminated when his employment with Sonic terminated.

(2) The options vest in four equal annual installments commencing with the spread anniversary of the hiring date of each executive officer and terminate as of five years from the date of the option grant.


Directors.

      Compensation. Members of our Board of Directors do not currently receive any compensation for serving as such.

Stock Option Plan.

      The Board of Directors adopted SonicSave.com's 2000 Stock Option and Restricted Stock Plan, which we sometimes refer to below as the "2000 Plan," to attract and retain qualified personnel. A total of 5,000,000 shares of SonicSave.com's common stock may be issued to grantees and recipients under the 2000 Plan. The 2000 Plan allows issuance of both qualified or incentive options and non-qualified options as well as shares of restricted stock and by its terms continue in effect for 10 years. Options and stock awards will be granted to employees, independent contractors, officers, directors and consultants at the discretion of the Board of Directors or committee administering the 2000 Plan.

      The Board of Directors and stockholders adopted the 2000 Plan in September, 2000. The 2000 Plan provides for appropriate adjustment in the number of shares subject to the 2000 Plan and to grants previously made if there is a stock split, stock dividend, reorganization or other similar change affecting SonicSave.com's corporate structure or its equity securities. If shares under a grant are not issued to the extent permitted before the expiration or forfeiture of the grant, those shares would again be available for future grants under the 2000 Plan. No grant may be made under the 2000 Plan after September, 2010, but options granted before or on that date may extend beyond it.

      The Board of Directors has delegated administration of the 2000 Plan to a committee of the Board consisting of two members of the Board. At such time as SonicSave.com has any class of equity security which is registered under Section 12 of the Exchange Act, the committee will consist of two or more non-employee directors, the members of which will meet the SEC definition of "disinterested directors" and the IRS definition of "outside directors." The option exercise price, exercise period, time of vesting, and other terms of an option, in addition to terms that are applicable to a stock award, will be determined by the committee.

      All employees, officers, directors, and consultants of SonicSave.com or a subsidiary of SonicSave.com are eligible for options and stock awards under the 2000 Plan. At this time, it is not possible to predict the number of employees who will be selected to receive options and/or stock awards under the 2000 Plan, and the number of grantees could vary from time to time.

      The number of shares to be issued upon the exercise of options which do not qualify as "incentive stock options" under Section 422 of the Internal Revenue Code will be limited to 15% or less of the amount of outstanding common stock upon completion of this direct placement.

      Unless otherwise fixed by the committee, the term of an option will be five years from the date of grant, but no option may have a term of more than ten years from the date of grant.

      All options and warrants granted under the 2000 Plan will be granted with exercise prices of at least 85% of the fair market value of the common stock on the date of the grant.

      Stock awards granted under the 2000 Plan may be subject to a restricted period or may be fully vested as of the date of issuance. The Board, in its sole discretion, at the time an award is made may prescribe other restrictions in addition to expiration of the restricted period, such as satisfaction of corporate or individual performance objectives.

      There are no federal income tax consequences to a participant or SonicSave.com upon the grant of a stock option granted under the 2000 Plan.

      All stock options, and stock awards for which restrictions prescribed by the Board have not been satisfied, are non-transferable, other than by will or by the laws of descent and distribution, and may be exercised during the grantee's lifetime only by the grantee.

      Unvested portions of stock options and stock awards immediately expire upon termination of employment for any reason other than death or disability, unless the Board, in its discretion, determines otherwise; vested options may be exercised for up to three months following the termination, unless termination is for cause. If SonicSave.com terminates employment for cause, all unexercised awards expire upon the termination.

      Shares of stock may not be issued or delivered upon exercise of a stock option or stock award until the optionee recipient pays the exercise price in full, or any payment required under a stock grant agreement, if any, and any required tax withholding and, if applicable, the completion of registration and listing of the shares or qualification as a private placement and the obtaining of any other required approvals.

      The Board of Directors may amend, alter or discontinue the 2000 Plan, provided that any such amendment, alteration or discontinuance does not impair the rights of any grantee, without his or her consent, under any stock option or stock award previously granted. The Board of Directors may not, without stockholder approval,

      (i) increase the total amount of stock which may be purchased or issued through options or awards granted under the 2000 Plan, or

      (ii) change the class of employees or consultants eligible to participate in the 2000 Plan.

                             PRINCIPAL STOCKHOLDERS


      The following table sets forth certain information as of March 1, 2001 with respect to each person who owned of record as of that date or is known to SonicSave.com to own beneficially more than 5% of the outstanding shares of common stock, each executive officer and director of SonicSave.com and the beneficial ownership of such securities by all executive officers and directors of SonicSave.com as a group.


      The address of each person listed below is c/o SonicSave.com, 1330 Beacon Street, Suite 268, Brookline, MA 02446.

      The percentage amounts after the offering assume that the minimum and the maximum number of shares in our direct placement public offering are sold and all 1,500,000 shares of our promotional stock are distributed. The asterisk in the percentage column refers to a percentage of less than one percent.


                                                              Percentage of
                                                           Outstanding Shares
                                                       -------------------------------
                                Number of Shares            Before         After
        Name and Address       Beneficially Owned          Offerings      Offerings
        ----------------       ------------------          ---------      ---------
                                                                    Minimum    Maximum
                                                                    -------    -------
Andre Danesh(1) .............     30,000,000           96.8%         90.6%      60.6%
David Reznikov ..............        200,000              *             *          *
Sean K. Wilder ..............        300,000            1.0%          0.9          *
Ira Cohen ...................         50,000              *             *          *
Charles W. Smith ............         50,000              *             *          *
John J. Perkins .............        100,000              *             *          *
All executive officers and
directors of the Company as a
group (6 persons)(1) ........     30,700,000            100%         92.8%      62.1%


----------

(1) Includes the following shares over which Mr. Danesh may be deemed to have beneficial ownership through his right to vote and/or dispose of these shares:

      o     20,000,000 shares held by The Andre Danesh 1997 IRRV Trust; and
      o     5,000,000 shares held by the Allied Financial Voting Trust.

Escrow of Promotional Shares


      In accordance with the policies of various states securities authorities concerning the disposition of shares held by promoters of a company effecting an initial public offering, all of our existing stockholders have agreed to deposit their shares of common stock in escrow under an escrow agreement with Citizen's Bank of Boston, Massachusetts, as escrow agent.


      In general, the escrow agreement provides that:

      (1) Beginning two years from the date of this prospectus, two and one-half percent (2 1/2%) of the shares held in escrow may be released each quarter pro rata among the depositors. All remaining promotional shares shall be released from escrow on the fourth anniversary from the completion date of the public offering.

      (2) One hundred percent (100%) of the Promotional Shares shall be released from escrow if:

            (a) The public offering has been terminated, and no securities were sold pursuant thereto; or

            (b) The public offering has been terminated, and all of the gross proceeds that were derived therefrom have been returned to the public investors.

      The escrow agreement also generally provides that upon a liquidation, dissolution, merger or other transaction which results in the distribution of our assets or securities, the holders of our equity securities, other than the promoters, will have a right to receive distributions in preference to those that the promoters are entitled to receive.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      From May through September 2000, SonicSave.com issued an aggregate of 31,000,000 shares of common stock to its current stockholders for nominal consideration.

      In September, 2000, Mr. Andre Danesh, our founding stockholder, assigned to us, as an additional capital contribution, the patent application that underlies our proprietary business model. As part of this assignment, we have agreed that if we cease to engage in an Internet-related business or if we become subject to a proceeding under the federal bankruptcy laws, ownership of the patent application and, when issued, the patent, will revert to Mr. Danesh.


      Mr. Danesh has agreed to provide us with a $1 million line of credit, of which $466,000 has been advanced through February 28, 2001. All the outstanding indebtedness under the line of credit will be due and payable on January 1, 2006, together with interest, which accumulates at an annual rate of 9%. The amounts payable under this loan are subordinated to the repayment of all indebtedness for money borrowed.


      We occupy as a tenant-at-will a portion of a facility that is currently under lease to our principal stockholder. Future rental expense for this facility is expected to be $2,000 per month.

      These transactions were entered into on terms no less favorable than those which could be obtained from an unaffiliated third party. These transactions were ratified by a majority of SonicSave's independent directors who had access to legal counsel, at SonicSave's expense.


      All future transactions with affiliates of SonicSave.com will be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of the directors including the majority of disinterested directors who will have access, at SonicSave.com's expense, to independent legal counsel.


                            DESCRIPTION OF SECURITIES

Description of Capital Stock.

      Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. The following is a description of our capital stock.

Common Stock.

      The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of stockholders and, except as provided by resolutions of our board of directors providing for the issuance of any class or series of preferred stock, the exclusive voting power for all purposes is vested in the holders of common stock.

      Subject to the preferential rights of holders of preferred stock as provided by resolutions of SonicSave.com's board of directors authorizing the issuance of any class of preferred stock, holders of common stock are entitled to receive their pro rata share, based upon the number of shares held by them, of any dividends or other distributions as may be declared by the board of directors. In the event of a liquidation, dissolution, or winding up of SonicSave.com, holders of common stock are entitled to share ratably in all assets remaining after the payment or provision of SonicSave.com's debts and other liabilities and the liquidation preference of any outstanding preferred stock.

      Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are, and the shares of common stock involved in this offering will be, when issued, validly issued, fully paid and nonassessable.

Preferred Stock.

      SonicSave.com's certificate of incorporation authorizes the board of directors to provide by resolution for the issuance from time to time of up to an aggregate of 5,000,000 shares of preferred stock in one or more classes or series, with special rights and preferences, including but not limited to dividend or liquidation preferences, voting rights and redemption rights, anti-dilution rights or conversion rights, as the board may specify.

      SonicSave will not offer preferred stock to any promoter except on the same terms as it is offered to all other existing shareholders or new shareholders.

      If SonicSave.com were to issue preferred stock, that class of stock would have the right to vote as a class on a merger or sale of assets of SonicSave.com. Accordingly, the issuance of preferred stock could have the effect of delaying or preventing a change in control of SonicSave.com, even if a change in control were in the best interests of the common stock holders.

      As of the date of this prospectus, the board of directors has not authorized the issuance of any class or series of preferred stock and no shares of preferred stock are issued or outstanding.

      The Board of Directors has adopted a resolution providing that SonicSave.com will not issue any class or series of preferred stock without the approval of stockholders unless the issuance is approved by a majority of our independent directors who have access, at our expense, to our or independent legal counsel.

Limitation of Liability of Directors and Officers and Indemnification.

      SonicSave.com's certificate of Incorporation eliminates, to the fullest extent now or hereafter permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such Director's fiduciary duty as a Director. The Delaware General Corporation Law presently permits such limitation of a Director's liability except where a Director

            (i) breaches his or her duty of loyalty to SonicSave.com or its stockholders,

            (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law,

            (iii) authorizes payment of an unlawful dividend or stock repurchase, or

            (iv) obtains an improper personal benefit.

      This provision is intended to afford Directors additional protection, and limit their potential liability, from suits alleging a breach of the duty of care by a Director. SonicSave.com believes this provision will assist it in maintaining and securing the services of Directors who are not employees of SonicSave.com. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against Directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct. SonicSave.com's Bylaws also provide that Directors and officers shall be indemnified against liabilities arising from their service as Directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to SonicSave.com's best interests.

Transfer Agent, Registrar and Warrant Agent.

      The transfer agent and registrar for the common stock is
__________________.

Section 203 of the Delaware General Corporation Law.

      Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" which is defined generally as a person owning 15% or more of a corporation's outstanding voting stock from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless

            (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder or the business combination;

            (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of SonicSave.com outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of SonicSave.com or by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

            (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of SonicSave.com not owned by the interested stockholder.

                              PLAN OF DISTRIBUTION

            Direct Placement.


            We are offering a minimum of 600,000 shares and a maximum of 17,000,000 shares of our common stock on a direct placement basis. All amounts that we receive prior to the completion of the minimum offering will be deposited in an interest bearing escrow account with Citizen's Bank, Boston, Massachusetts. If we do not complete the minimum offering all funds will be promptly returned to investors with interest and without deduction. The proceeds that are held in escrow will not be subject to the claims of our creditors, affiliates, associates or underwriters, if any, until they have been released to us under the terms of the escrow agreement. Shares that are purchased by officers, directors or other promoters will be counted for the purpose of meeting the minimum offering requirement. We intend to permit our members and our participating merchants and their employees to purchase shares in this offering on a preferential basis.

      In accordance with the policies of various states securities authorities concerning development stage companies, we have agreed that the release from escrow of any proceeds of our direct placement offering, will be conditioned upon the receipt by us of certain required equity contributions from our promoters in accordance with the "Statement of Policy Regarding Promoters Equity Investment (April 27, 1997) of the North American Securities Administrators Association, Inc.

      We intend to sell the shares in this offering through the following officers: Messrs. Danesh, Schneider, Wilder and Reznikov, who will not receive commissions from the sale of any of such shares. They will not register as Broker-Dealers pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer.


      1. None of such persons is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; and

      2. None of such persons is compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

      3. None of such persons is, at the time of his participation, an associated person of a broker-dealer; and

      4. All of such persons meet the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) are not and have not been brokers, dealers, or associated persons of a broker or dealer, within the preceding twelve months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on Paragraph (a)(4)(i) or
(a)(4)(iii).

      Since the offering is on a direct placement basis, we intend to advertise and hold investment meetings in various states where the offering will be registered and will distribute this prospectus to potential investors at the meetings and to our friends and relatives who are interested in our company and a possible investment in the offering.


      We may also offer all or a portion of the 17,000,000 shares on a "best efforts" basis through participating dealers who are members of the National Association of Securities Dealers, Inc. In such event, we will agree to indemnify the participating dealers against certain liabilities, including liabilities under the Securities Act of 1933, and will pay the participating dealers selling commissions of up to 8% of the price at which the shares are sold to the public. In addition, we will reimburse participating dealers for due diligence expenses and provide a non-accountable expense allowance in the aggregate amount of up to 1% of the price at which the shares are sold to the public. We may also pay finders' fees in the aggregate amount of up to 1% of the price at which the shares are sold to the public. No participating dealers will be affiliates of ours.


      We will file a post-effective amendment to the registration statement of which this prospectus forms a part that will disclose the names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

      We intend to sell shares of common stock only in the states in which the direct placement offering is qualified, and purchases of shares may be made only in those states. Subscription agreements for the shares must be executed, and the shares must be delivered only in such states. Resale or transfer of the shares may be restricted under state law.

      The direct placement offering will commence on the date of this prospectus and continue for a period of 120 days, unless we extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

      If you decide to subscribe for any shares in the self-underwritten offering, you will be required to execute a subscription agreement and tender it, together with a check or certified funds, to us or to a participating dealer for acceptance or rejection by us.

      We reserve the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for shares will be accepted or rejected within 48 hours after we receive them.

Promotional Stock Give-Away Contests.


      General. Messrs. Danesh, Schneider, Wilder and Reznikov will be responsible for distributing up to 1,500,000 shares of common stock through our Website, promotional give-away contests. We plan to issue the promotional give-away shares each month during the twenty-four month period following the date of this prospectus. The material steps that a potential investor must complete in order to qualify to receive our shares are as follows:

      A person who logs onto our Website will have the option of becoming a "member" by completing an online application that asks for personal information.

      The on-line application will also have a box that permits a person who is interested in the chance to receive free shares to click on that box for more information. The box will contain a statement that a registration statement has been filed with the SEC and offer a hyperlink to the final prospectus, which the person will be able to download if he or she wishes. SonicSave.com will also make available a paper copy of the final prospectus upon request by a contest participant. The person has the option of then confirming that he or she has received the prospectus and would like to participate in the promotional give-away contests for free shares by clicking on another box. The person must confirm that he or she has received the prospectus before qualifying to participate in the contests. The person must also confirm that he or she meets the other contest requirements such as being 18 years old or older.

      Once the person clicks on a box confirming that he or she has received the prospectus and indicated a preference on how he or she would like to receive the free shares which can be provided in either paper or electronic form, we will verify the information on that person's on-line application and notify the person by e-mail within two business days whether his or her membership and contest applications have been accepted.

      We will notify contest participants by e-mail when we post a final prospectus on our Website. We will also notify contest participants by e-mail when we post any amendments or supplements to the preliminary and final prospectus.

      We may elect to suspend the contest at any time, which suspension shall be announced at the beginning of the month in which it is to be effective. We may also terminate the contest prior to the distribution of all of the shares.

      We may also change the terms of the contests or our Plan Distribution from time to time following the date of this prospectus, in which case we will file a post-effective amendment to the registration statement of which this prospectus forms a part that describes such changes.

      We will issue the shares either through book entries by our stock transfer agent or by mailing stock certificates evidencing ownership of the shares to the winners through our stock transfer agent. Where uncertificated shares are issued, we will mail the recipient a written statement stating:

      o     the Company's name;

      o     that we are organized under the laws of Delaware;

      o     the name of the person to whom the shares are issued;

      o     the number and class of shares issued;

      o a description of the designations, relative rights, preferences and limitations applicable to each class of the Company's capital stock and each series of each class of stock; o the authority of our board of directors to determine variations for future series of classes of stock; and

      o     any restrictions on transfer of the shares issued.

      Our affiliates will not be eligible to participate in our stock contests. However, affiliate merchants and their employees are entitled to purchase stock during our initial public offering and subsequent stock offerings. Additionally, we do not have any plans or arrangements with anyone regarding the development of a trading market for our common stock.

      Contest Rules. Our promotional stock give away contests will be subject to certain additional rules that are reprinted in full in Appendix "A" to the prospectus.

      This is neither a solicitation to buy nor an offer to sell our shares to persons in the following states: ______________________________________________.
Persons in these jurisdictions are not authorized to purchase our shares pursuant to this prospectus.

                         FEDERAL INCOME TAX CONSEQUENCES
                           OF STOCK GIVE AWAY CONTESTS

      The following is a general statement of the material U.S. federal income tax considerations applicable to persons who receive shares of our common stock in our promotional give-away contests. The conclusions are based on current provisions of the law and administrative interpretations and rulings, all of which may be changed with possible retroactive effect. This discussion does not encompass all of the aspects of federal, state, local or foreign taxation that may be relevant to contest winners in light of their personal circumstances. Prospective contest participants are urged to consult their tax advisors regarding the particular tax consequences that may apply to them as a result of receiving shares.

      The value of the shares that a contest winner receives will be includable as ordinary income in such persons gross income. In addition, depending on the value of the shares, we may be required to send the contest winner and the Internal Revenue Service an information return setting forth the value of such shares.

                        SHARES AVAILABLE FOR FUTURE SALE


      Upon completion of this offering, SonicSave.com will have 49,500,000 shares of common stock outstanding, assuming all of the shares being offered are distributed. The 18,500,000 shares of common stock distributed in the offerings will be freely tradable without restriction or further registration under the Securities Act.


      The remaining approximately 31,000,000 shares of common stock will be "restricted" securities within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold in the absence of registration under the securities laws unless an exemption from registration is available.

      One of those exemptions is provided by Rule 144. In general, Rule 144 allows a stockholder who has beneficially owned restricted securities for at least one year to sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of shares of the class of stock then outstanding or the average weekly trading volume in such stock during the four calendar weeks preceding the sale. Sales under Rule 144 also must be sold through brokers or "market makers" and current public information regarding SonicSave.com must be available. Shares properly sold in reliance on Rule 144 to persons who are not affiliates of SonicSave.com become freely tradable without restriction. Rule 144 also permits sales by a person who has beneficially owned shares for at least two years and who is not an affiliate of SonicSave.com.

      SonicSave.com's affiliates are people that directly or indirectly control SonicSave.com, are controlled by SonicSave.com, or are under common control with SonicSave.com. For example, SonicSave.com's directors, executive officers, and significant shareholders may be deemed to be affiliates of SonicSave.com.


      In accordance with the policies of various states securities authorities concerning the disposition of shares held by promoters of a company effecting an initial public offering, all of our existing stockholders have agreed to deposit their shares of common stock in escrow under an escrow agreement for a period of up to four years from the effective date of this offering. See "Principal Stockholders - Escrow of Promotional Shares."


         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      The Certificate of Incorporation of SonicSave.com require it to indemnify its officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in the best interests of SonicSave.com Corp. or not opposed to them. SonicSave.com Corp. is also required to indemnify a person who is or was a director, officer, employee or agent of SonicSave.com Corp. and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys' fees, incurred by him or her in connection with the proceeding.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling person's of SonicSave.com under the provisions discussed in the previous paragraph, or otherwise, SonicSave.com Corp. has been advised that, in the ^ opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                     EXPERTS


      The December 31, 2000 financial statements of SonicSave.com Corp., appearing in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the common stock offered in this offering will be passed upon by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York.

                           HOW TO GET MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to this offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and its accompanying exhibits and schedules. For further information with respect to SonicSave.com and the securities in this offering, reference is made to the registration statement, including its accompanying exhibits and schedules.

      Statements contained in this prospectus as to the contents of any agreement or any other document summarize only the material provisions of such document and are not necessarily complete, and in each instance, reference is made to the copy of the agreement or document filed as an exhibit to the registration statement, with each statement being qualified in all respects by their reference.

      The registration statement, including its accompanying exhibits and schedules, may be inspected and copied at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of those materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

      Our registration statement can also be obtained electronically after we have filed electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system. The Commission maintains a World Wide Website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

      Prior to this offering, we have not been a reporting company under the Securities Exchange Act of 1934. After this offering, we intend to furnish to our shareholders annual reports, which will include financial statements audited by independent accountants, and other periodic reports as we may determine to provide or as may be required by law.

                                 C O N T E N T S

                                                                            Page
                                                                            ----

Report of Independent Certified Public Accountants                           F-2

Financial Statements


        Balance  Sheet as of  December 31, 2000                              F-3

        Statement of Operations for the Period May 1, 2000 (Inception)
          to December 31,  2000                                              F-4

        Statement of Changes in Stockholders' Deficit for the Period
         May 1, 2000 (Inception) to  December 31, 2000                       F-5

        Statement of Cash Flows for the Period May 1, 2000 (Inception)
          to December 31, 2000                                               F-6

        Notes to Financial Statements                                        F-7

               Report of Independent Certified Public Accountants

The Stockholders
SonicSave.com Corp.


            We have audited the accompanying balance sheet of SonicSave.com Corp. (the "Company") (formerly eCheapcard.comCorp.), a company in the development stage, as of December 31, 2000, and the related statement of operations, changes in stockholders' deficit and cash flows for the period from May 1, 2000 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


            We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


            In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SonicSave.com Corp. at December 31, 2000, and the results of its operations and its cash flows for the period from May 1, 2000 (inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

            As discussed in Note 1, the accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is in the development stage and has had no revenues from operations and will require substantial additional funds for development and marketing of its products. These matters raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material effect on the Company, including possibly requiring the Company to significantly curtail or cease operations.


                                                          /s/ GRANT THORNTON LLP


Boston, Massachusetts
March 9, 2001 (Except for Note 9 as to which the date is March 21, 2000)

                               SonicSave.com Corp.
                          (A Development Stage Company)

                                  BALANCE SHEET

                                 ASSETS (note 1)


                                                                      December 31, 2000
Current assets
    Cash .............................................................  $       914
                                                                        -----------

Non current assets
    Property and equipment, net ......................................       37,430

    Prepaid expenses and other assets, net of accumulated amortization
        of $143 at December 31, 2000 .................................        5,726
    Deferred offering costs ..........................................      124,510
                                                                        -----------
           Total non current assets ..................................      167,666
                                                                        -----------

           Total .....................................................  $   168,580
                                                                        ===========

                       LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities
    Cash overdraft ...................................................  $    18,804
    Accounts payable .................................................       53,924
    Accrued expenses .................................................       15,506
                                                                        -----------
           Total current liabilities .................................       88,234

Long term liability-due to stockholder ...............................      318,120

Stockholders' deficit
      Preferred stock $0.0001 par value - shares  authorized
        5,000,000; non issued

    Common stock $0.0001 par value-shares  authorized
        150,000,000; issued and outstanding 31,000,000 ...............        3,100
    Additional paid in capital .......................................      813,345
    Deficit accumulated during the development stage .................   (1,054,219)
                                                                        -----------
        Total stockholders' deficit ..................................     (237,774)
                                                                        -----------
                                                                        $   168,580
                                                                        ===========


The accompanying notes are an integral part of these statements.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

                                                                    For the Period
                                                                     May 1, 2000
                                                                    (Inception) to
                                                                  December 31, 2000
                                                                  -----------------
Revenue ...........................................................  $         --

Operating expenses
    Non cash stock compensation expense ...........................       500,000
    Non cash stock option compensation expense ....................       218,728
    Selling, general, and administrative ..........................       268,515
    Depreciation and amortization expense .........................         4,395
    Advertising ...................................................        62,658
                                                                     ------------
Operating expenses ................................................  $  1,054,296
                                                                     ------------
Loss from operations ..............................................    (1,054,296)
Interest income ...................................................            77

Net loss from operations for the period and cumulative ............  $ (1,054,219)
                                                                     ============

    Basic and diluted net loss per share ..........................  $      (0.03)

Weighted average common shares used in the calculation of basic and
diluted net loss per share ........................................    31,000,000
                                                                     ============


The accompanying notes are an integral part of these statements.

                               SonicSave.com Corp.
                          (A Development Stage Company)


                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

            Period from May 1, 2000 (Inception) to December 31, 2000



                                                                                        Deficit
                                                                                       Accumulated
                                                                        Additional     During the          Total
                                                          Common         Paid in       Development      Stockholders'
                                            Shares         Stock         Capital          Stage            Deficit
                                            ------         -----         -------          -----            -------
Common stock issued to principal
 stockholder for cash (at less
 than $.01 per share) - May 2, 2000 .    30,000,000     $     3,000                                     $     3,000

Common stock issued to founding
 stockholders for cash (at less
 than $.01 per share) - May 2, 2000 .       800,000              80                                              80

Common stock issued without cash
 consideration at allocated cost of
 $2.50 per share - August 25, 2000 ..       100,000              10     $   249,990                         250,000

Common stock issued without cash
 Consideration at allocated cost of
 $2.50 per share - September 15, 2000       100,000              10         249,990                         250,000

Allocated costs from  affiliated
 parties (note 2) ...................                                        94,637                          94,637

Stock option compensation (note iii)                                        218,728                         218,728

Net loss ............................                                                   $(1,054,219)     (1,054,219)
                                         ----------     -----------     -----------     -----------     -----------
Balance - December 31, 2000 .........    31,000,000     $     3,100     $   813,345     $(1,054,219)    $  (237,774)
                                         ==========     ===========     ===========     ===========     ===========


The accompanying notes are an integral part of these statements.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS


                                                        For the Period
                                                          May 1, 2000
                                                        (Inception) to
                                                      December 31 , 2000
                                                      ------------------
Cash flow from operating activities
    Net loss ........................................   $(1,054,219)
    Change in assets and liabilities:
        Depreciation ................................         4,252
        Amortization ................................           143
        Expenses paid by principal stockholder ......        14,637
        Non-cash compensation .......................       718,728
        Contributed services by principal stockholder        80,000

        Other assets ................................        (5,869)
        Cash overdraft ..............................        18,804
        Accounts payable ............................        53,924
        Accrued expenses ............................        15,506
                                                        -----------
           Net cash used in operating activities ....      (154,094)

Cash flow used in investing activities:
    Acquisitions of property and equipment ..........       (21,318)
    Website development costs .......................       (20,364)
                                                        -----------
           Net cash used in investing activities ....       (41,682)

Cash flow from financing activities:
    Proceeds from issuance of capital stock .........         3,080
    Loan from principal stockholder .................       318,120
    Deferred offering costs .........................      (124,510)
                                                        -----------
           Net cash provided by financing activities        196,690

Net increase in cash ................................           914

Cash - beginning of period ..........................            --
                                                        -----------

Cash - end of period ................................   $       914
                                                        ===========


The accompanying notes are an integral part of these statements.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000

NOTE 1 - THE COMPANY

      Organization and Nature of Business

      SonicSave.com Corp. (the "Company") is a development stage company that was incorporated on May 1, 2000 under the laws of the State of Delaware. The Company's fiscal year ends on December 31 of each year. The Company plans to launch a Web-based buying club for participating members that will permit discount shopping for various services and products via the internet or at participating merchant stores.

      The Company will initially operate in one segment and is subject to the risks and uncertainties common to growing companies, including obtaining and maintaining vendors and advertisers, obtaining and maintaining a sufficient level of membership, growth and commercial acceptance of the Internet, dependence on principal products and services and third-party technology, activities of competitors, dependence on key personnel such as Andre Danesh, SonicSave.com's Chief Executive Officer, and limited operating history. For the foreseeable future, the Company expects to continue to experience growth in its operating expenses in order to execute its current business strategy and plan. In order to fund operations to date, the Company has relied on funding under a line of credit extended by the Company's principal stockholder (see Note 4).

      Name Change

      On August 17, 2000, the Company's stockholders agreed to change the Company's name to SonicSave.com Corp. from eCheapcard.com Corp.

      Basis of Presentation and Management's Plan


      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the developing stage and has had no revenues from operations since inception. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to pursue its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing (see Note ^ 9i) and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

      Development Stage Enterprise

      The financial statements have been prepared in accordance with the provisions of SFAS No. 7, "Accounting and Reporting by Development Stage Enterprises," which requires development stage enterprises to employ the same accounting principles as operating companies.

      Financial Information


      Operating results for the period from May 1, 2000 (inception) to December 31, 2000 are not necessarily indicative of results that may be expected for any future periods.


      Use of Estimates

      In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenue Recognition


      As of December 31, 2000, the Company has not generated operational revenues. The Company anticipates that its revenue will primarily be comprised of fees and commissions paid by participating merchants to the Company in connection with sales and other transactions to consumer and corporate members. The Company will recognize revenue on a net fee or commission basis as the related services are rendered, provided that no significant obligations remain and collection of any related receivables is probable.


      Revenue earned from the sale of advertising on its web site will be recognized as the advertisement is displayed.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000

      Revenue subject to time based contracts (such as membership arrangements) will be recognized ratably over the duration of the contract.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      As an inducement to try its services, the Company anticipates offering prospective merchants reduced rates or trial participation periods. The Company will not record revenue for transactions involving free trial periods and will accrue incremental costs, if any, associated with the transaction. For transactions involving reduced rates or corporate membership discounts, the Company will recognize the transaction on a net basis and will amortize the revenue ratably over the duration of the contract or the membership period.

      Customer Stock Award Program


      The Company expects to incur non-cash costs with respect to awards of shares of common stock to be issued as incentives to qualifying customers (see Note 9i). Expense will be recognized for any stock award based on the estimated fair value of the shares issued at the time of issuance.


      Advertising


      Advertising and promotion costs are charged to operations during the period in which they are incurred.


      Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      Property and Equipment


      Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives.

      Internal use software and web site development costs are capitalized in accordance with Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and EITF Issue No. 00-2, Accounting for Web Site Development Costs.
      Qualifying costs incurred during the application development stage, which consist primarily of outside services and consultants, are capitalized and amortized over the estimated useful life. All other costs are expensed as incurred.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      Fair Value of Financial Instruments


      The estimated fair value of financial instruments reported in the financial statements have been determined by using available market information and appropriate valuation methodologies. The carrying values of such instruments approximate their fair values at December 31, 2000.


      Accounting for Stock-Based Compensation


      SFAS No. 123, "Accounting for Stock-Based Compensation", requires entities to recognize as compensation expense over the vesting period the fair value of stock-based awards on the date of the grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income and pro forma income (loss) per share disclosures as if the fair-value-based method, defined in SFAS No. 123, had been applied. The Company has elected to adopt the disclosure-only provision of SFAS No. 123 as described above. As of December 31, 2000, the Company has not granted options under its 2000 Stock Option and Restricted Stock Plan (the "Plan"), and compensation expense was recognized for the options granted by employee agreements (note 7iii); thus, it is not necessary to provide pro forma disclosures at December 31, 2000. Compensation costs for stock awards is recorded based on the quoted market value of the Company's stock at time of grant.


      Allocated Costs from Affiliated Parties

      Certain of the Company's administrative expense and other costs were incurred by the Company's principal stockholder or entities controlled by the Company's principal stockholder. These charges are as follows:


                                                             For the Period
                                                              May 1, 2000
                                                             (Inception) to
                                                            December 31, 2000
                                                            -----------------
Operating expenses
    Contributed services                                        $80,000
    Rent                                                          7,500
    Consulting expense                                            5,837
    Office supplies                                                 300
                                                                -------
                                                                 93,637
Other assets - patent costs (see Note  7iv)                       1,000
                                                                -------
                                                                $94,637
                                                                =======

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      Management believes these costs would not vary materially from charges that would have been incurred by the Company on a stand-alone basis.

      Contributed services represents an allocation of compensation costs for the services provided by the principal stockholder. It is based on the anticipated post initial public offering (IPO) salary for which currently no salary is drawn.


      The Company occupies as a tenant-at-will a portion of a facility that is currently under lease to the Company's principal stockholder. Rent expense for the period May 1, 2000 (inception) to ^ December 31, 2000 is $13,500, of which $7,500 is allocated costs from affiliated parties. The allocation of rent expense is based on the amount of shared space utilized for Company operations.


      Consulting expenses and office supplies consists of expenses paid by the principal stockholder for the benefit of the Company. Consulting expenses primarily relate to the development of a business plan and expenses to outside consultants for the planning phase of the Company's web site.


      Other assets - patent costs consists of costs incurred by the principal stockholder in connection with a patent application (see Note 7iv). Patent costs will be amortized over a period of five years. In the event that the patent is not approved the costs will be expensed immediately.


      Earnings Per Share


      The Company adopted SFAS No. 128, "Earnings per Share." This statement requires that the Company report basic and diluted earnings (loss) per share for all periods reported. Basic net income (loss) per shares is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of common stock equivalents, (such as common stock options) using the treasury stock method, if dilutive. As of December 31, 2000, the Company has a net loss and the effect of common stock equivalents is anti-dilutive.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000

      Research and Development Costs


      Research and development costs incurred to develop, enhance, manage, monitor and operate the Company's web site will be expensed as incurred. Costs incurred for the development of internal use software are accounted for in accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". For the year ended December 31, 2000 research and development expenses related to the business method and Website features were ^ $25,734.


      Reciprocal Advertising Arrangements


      The Company expects to enter into arrangements whereby it provides a presence on its web site for a third party in exchange for reciprocal treatment on that party's Website. The Company will record advertising revenue and offsetting advertising expense with respect to such arrangements at estimated fair value only when an objective basis upon which it can measure such amounts is available.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

      Deferred Offering Costs


      The Company will initially defer any offering costs in connection with the proposed offering (see Note 9i). Upon consummation of the offering, the deferred offering costs will be charged to equity. Should the offering not prove to be successful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.


      Recent Accounting Pronouncements

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on its balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company does not currently use derivative instruments.

      In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements". This bulletin summarizes certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. The Company will record revenue in accordance with this bulletin.


      In May 2000, the EITF released Issue 00-2, "Accounting for Web Site Development Costs". EITF Issue 00-2 establishes standards for determining the capitalization or expensing of incurred costs relating to the development of Internet web sites based upon the respective stage of development. The Issue is effective for fiscal quarters beginning after June 30, 2000 (including costs incurred for projects in process at the beginning of the quarter of adoption). The Company adopted the provisions of EITF 00-2 effective July 1, 2000 and has capitalized web site development costs. Upon completion of the web site development project, the Company will amortize these costs on the straight-line basis over a two year period.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued


      In July 2000, the EITF released 00-14, " Accounting for Certain Sales Incentives." The release addresses the recognition, measurement, and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. The accounting treatment for sales incentives, such as the Company offering participating merchants a reduced rate or trial participation period and offering certain corporate members reduced annual fees, is being evaluated by management to determine if the free item is an element in an exchange transaction that should be classified as cost of sales, or if the sales incentive should be classified as a reduction in revenue. As of December 31, 2000, the Company does not have revenues nor has the Company finalized agreements with potential participating merchants.


NOTE 3 - PROPERTY AND EQUIPMENT


                                                       Estimated    December 31,
                                                     Useful Lives       2000
                                                     ------------   ------------

Property and equipment consists of the following:

    Computer equipment                                  3 years       $  19,370
    Website development costs                           2 years          20,364
    Furniture and fixtures                              5 years           1,948
                                                                      ---------
                                                                         41,682
    Less: accumulated depreciation                                        4,252
                                                                      ---------

    Property and equipment, net                                       $  37,430
                                                                      =========


NOTE 4 - LONG TERM LIABILITY - DUE TO STOCKHOLDER




      The Company has a promissory note payable to its principal stockholder which provides for a line of credit up to $1,000,000 with interest payable at 9% per annum. The note is due in full January 1, 2006 but may be prepaid without penalty. The note includes a subordination provision to any future indebtedness. As of February 28, 2001, the amount of funds advanced was $466,000 (unaudited).

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000

NOTE 5 - PREFERRED STOCK

      The Company's certificate of incorporation authorizes the board of directors to provide for the issuance from time to time of up to an aggregate of 5,000,000 shares of preferred stock in one or more classes or series, with special rights and preferences, including but not limited to dividend or liquidation preferences, voting rights and redemption rights, anti-dilution rights or conversion rights, as the board may specify. The board of directors has not authorized the issuance of any class or series of preferred stock and no shares of preferred stock are issued or outstanding.

NOTE 6 - INCOME TAXES

      The Company uses the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are recognized based on the temporary differences between the financial statement and income tax bases of assets, liabilities, and carryforwards using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

      The Company has not yet determined whether the expense it will incur through the customer stock award program will be deductible for Federal income tax purposes. Until such time as it obtains a favorable ruling from the Internal Revenue Service, or otherwise determines that such amounts will be deductible for income tax purposes, the Company does not intend to account for such amounts as tax deductible.




      The Company's deferred tax assets at December 31, 2000, which consist of a net operating loss carryforward of $835,491 is offset by a full valuation allowance. Based upon the Company's limited operating history and management's expectation of future profitability, management believes, based upon the evidence available, that a full valuation allowance is necessary.


      The Company's income tax provision differs from the federal statutory rate by such rate given that the Company incurred operating losses and any related deferred tax benefits are fully reserved.

      The Company files tax returns based on a calendar year end.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000

NOTE 6 - INCOME TAXES

NOTE 6 - INCOME TAXES - Continued

      Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation on the amount of any net operating loss and tax credit carryforwards which can be utilized in future years.


NOTE 7 - COMMITMENTS AND CONTINGENCIES

      i. Third- Party Vendors for Computer Systems

      The Company relies on certain third-party computer systems and third-party service providers to operate the Website and related computer systems, including database and memory storage. Any interruption in these third-party services, or a deterioration in their performance, could be disruptive to the business. The agreements with third-party service providers are terminable upon short notice without incurring any significant penalties from those service providers. In the event an arrangement with any of such third parties is terminated, the Company might not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms.

      In December, 2000, the Company entered into an agreement with Verio Interactive. This third-party hosts the Website, database and memory storage for SonicSave.com Corp. This is a monthly agreement. The service fees, which are $850 per month, are paid in advance and the service agreement states that SonicSave.com must give 60 days notice of termination or pay the entire fee for 60 days.


      ii. Consultants


      The Company retains certain consultants on a short-term basis or at-will basis to assist in various aspects of operations such as, Website technology, sweepstakes management, telecommunications, public relations, airline merchant agreements, and management consulting. These consultants are generally paid on an hourly basis or, in some cases, on a percentage or success fee basis.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000

NOTE 7 - COMMITMENTS AND CONTINGENCIES - Continued

      iii. Employee Agreements


      The Company has entered into written employment agreements with certain employees. Each agreement provides for payment of a base salary, which may be increased on or before the end of each year. The aggregate annual compensation to the employees of the Company under these agreements or other arrangements is $140,000. It is anticipated that this amount will increase to $420,000 after the initial public offering.





      Certain employees of the Company, other than the principal stockholder, purchased an aggregate of 800,000 shares of common stock at par. No compensation expense was recognized in connection with the stock issued because the Company had not yet commenced significant operations when the principal stockholder made the agreements to sell the shares.

      Certain employees were also granted stock options upon entering into employment agreements. The stock options granted through employee agreements are not part of the Company's stock option plan adopted in September 2000 (Note 8). The options granted through the employment agreements allow for the purchase of shares of common stock at a price of $0.25 per share for an aggregate of 396,000 shares of common stock. Options vest over a four-year period beginning in the second year of employment so long as the employee is still with the Company. None of these options are exercisable at December 31, 2000. These options must be exercised on or before the end of the five-year period from grant date.

      The stock options did not qualify for the intrinsic accounting method under APB No. 25 due to the initial terms and the subsequent modification of the plan on December 27, 2000. Employee agreements were modified to fix the total number of options granted and to establish expiration dates for the options. Non-cash compensation expense of $218,728 was recognized for the period ending December 31, 2000 in relation to these stock options. Compensation expense was calculated at $2.25 per option based on the proposed maximum offering price of $2.50 per share less the exercise price of $0.25 per share. As of December 31, 2000, the remaining unrecognized compensation expense in the amount of $672,272 will be recognized in future periods based on the vesting schedule of these options.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000

NOTE 7 - COMMITMENTS AND CONTINGENCIES - Continued

      iv. Assignment of Patent Application


      On September 6, 2000, Mr. Andre Danesh, the Company's principal stockholder, assigned to the Company the patent application that underlies the Company's proprietary business model. As part of this assignment, if the Company ceases to engage in an Internet-related business or becomes subject to a proceeding under the Federal bankruptcy laws, ownership of the patent application (and, when issued, the patent) will revert to Mr. Danesh. As of December 31, 2000, the amount recognized as an additional contribution is the historical cost incurred by the principal stockholder for the benefit of the Company (see Note 2).


NOTE 8 - STOCK OPTION PLAN


      The Company adopted a stock option plan during September 2000. The 2000 Stock Option and Restricted Stock Plan (the "Plan") will permit the issuance of options to employees, directors, and consultants at the discretion of the Board of Directors or authorized committee. Options granted under the Plan may be incentive stock options or nonstatutory stock options, as determined by the administrator of the Plan. The maximum aggregate number of shares which may be subject to option and sold under the Plan is 5,000,000 shares. The shares may be authorized but unissued, or reacquired common stock. The exercise price of options is determined by the administrator within the establish limitations of the Plan. All options granted under the Plan will be granted with exercise prices of at least 85% of the fair market value of the common stock on the date of grant. Options currently expire no later than 10 years from the grant date and generally vest within 5 years. The Plan shall be subject to approval by shareholders of the Company within twelve months after the date the Plan is adopted.





      Shares issued subsequent to the commencement of operations have been valued at $2.50 per share (the revised maximum offering price). The December 31, 2000 financial statements reflect non-cash compensation expense of $500,000 for the 200,000 shares issued to three directors in the months of August and September 2000.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000

NOTE 9 - SUBSEQUENT EVENTS



      i. Registration of Common Stock


      The Company is in the process of completing a Form SB-2 filing for the issuance of 1,500,000 shares of common stock to be issued at no cost for promotional purposes and a minimum of 600,000 to a maximum of 17,000,000 shares of common stock to be issued at a proposed maximum offering price of $2.50 per share. The fair value of the promotional shares will be charged to operations at the time of their issuance.





      ii. Merchant and Vendor Agreements





      The Company entered into trial agreements with participating merchants. The agreements provide that on a click-through fee basis the Company is to receive a fee whenever a member clicks on a participating merchant's advertising page or Website, whether or not they make a purchase. The Company will recognize only the click-through fees and not the gross sales prices charged to members as revenues.

      On March 1, 2001, the Company entered into an agreement with FFI Health Systems ("FFI"), a division of Advance PCS, which is a national prescription drug plan provider. The Company will provide FFI access to its membership base for an administrative fee based on the number of participants and FFI will offer participants a co-branded prescription drug savings plan. The agreement has a term of three years and is cancelable with thirty days written notice without penalty.

      On March 21, 2001 the Company entered into a website linking and license agreement with TravelNow.com, Inc. ("TravelNow") who operates a proprietary website for travel services. The Company will provide TravelNow with a royalty-free license to reproduce and distribute the Company's website, designating TravelNow as the Company's exclusive travel services provider and restricting advertising content placed on TravelNow sites. The Company will receive technical support related to this link, customer service support, and a commission related to the Company's member use. The Company's members will have access to the TravelNow proprietary website. The agreement has a term of five years.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                December 31, 2000


      As of March 1, 2001, the Company had entered into arrangements to permit participating merchants to link their Websites to the Company's Website in exchange for a fee based on sales to the Company's members through this link.

                        APPENDIX "A" - SWEEPSTAKES RULES

SonicSave.Com Stock Giveaway SWEEPSTAKES OFFICIAL RULES

NO PURCHASE NECESSARY TO ENTER OR WIN. A PURCHASE DOES NOT IMPROVE YOUR CHANCES OF WINNING. VOID WHERE PROHIBITED.

1. ELIGIBILITY: Sweepstakes is open only to legal residents of the contiguous United States of America (excluding Florida, New York, and military installations) having a primary mailing address within the U.S. who are 18 years of age or older at the time of entry, excluding employees (or members of their immediate families or same household) of SonicSave.com Corp. or its affiliates, judges, agents and advertising and promotion agencies. This sweepstakes is void in Florida, New York, outside of the United States of America and where prohibited or restricted by law. This sweepstakes is subject to applicable federal, state and local laws and regulations. Taxes and fees are the sole responsibility of prize winners.

2. SPONSOR: This sweepstakes is sponsored by SonicSave.Com, 1330 Beacon Street, Brookline, MA 02446.


3. TIMING: This sweepstakes begins at 12:01:00 a.m. Eastern Time ("ET") on ____________, 2001 and ends 11:59:59 p.m. ET December 31, 2001. Sponsor, in its sole discretion, reserves the right to extend this promotion under the same terms for four additional years or any part thereof. ^ Sponsor will be required to file a new registration statement with the Securities and Exchange Commission for any extension of the contest beyond 24 months from the effective date of the prospectus for this offering.

4. TO ENTER: If you become a member after __________, 2001 [the effective date of the prospectus for this offering], you are automatically entered into the sweepstakes. To become a member at no cost or obligation go to: www.sonicsave.com/sweepstakes, and complete the membership/entry form ALL ENTRIES MUST BE RECEIVED BY 11:59:00 P.M. (ET) on December 31, 2001. No illegible, incomplete, forged or altered entries will be accepted. If you became a member of SonicSave.com prior to __________, 2001 [the effective date of the prospectus for this offering], then in order to participate in the sweepstakes you need to send us an e-mail or notice in writing after such date indicating that you have reviewed the final Prospectus (which is available on our Website) and would like to participate in the sweepstakes. No illegible, incomplete, forged or altered entries will be accepted. Sponsor and judges are not responsible for late, lost, stolen, damaged, garbled, incomplete. Misaddressed or misdirected entries or mail, for errors, omissions, interruptions, deletions, defects, or delays in operations or transmission of information, in each case whether arising by way of technical or other failures or malfunctions of computer hardware, software, communications devices, or transmission lines or data corruption, theft, destruction, unauthorized access to or alteration of entry materials, loss or otherwise. Sponsor disclaims any liability for damage to any computer system resulting from participation in, or accessing or downloading information in connection with, this Sweepstakes, and reserves the right, at its sole discretion, to cancel, terminate or suspend this Sweepstakes should any virus, bug, unauthorized human intervention or other causes beyond Sponsor's control corrupt or affect the administration, security, fairness or proper conduct of the Sweepstakes. All entries become the exclusive property of the Sponsor and will not be returned to entrants.

5. USE OF PERSONAL INFORMATION: Your responses to questions on the entry form will not be used to update information Sponsor may have already obtained about you, including your mailing or e-mail address. Please contact Sponsor if you need to update any information you previously provided. The information you enter on the entry form will be made available only to SonicSave.Com and will not be sold or made available to any independent third parties, except those engaged on Sponsor's behalf.


6. SELECTION OF WINNERS: Monthly Drawings: Winners will be drawn on a monthly basis beginning in April 2001 and ending on December 2001. To be eligible for a monthly drawing, entries must be received by 11:59 p.m. ET by the last day of the month. Winners will be selected, three (3) business days thereafter. Entries will be carried forward from month to month and you need not enter each monthly drawing separately. Limit one entry per person per month. You may win more than one monthly Drawing. Grand Prize Drawing: At the conclusion of the promotion period, (December 31, 2001), all monthly entries will be entered into the grand prize drawing that will be held on or about January 5, 2002.. Odds of winning a monthly or grand prize drawing depend on the number of eligible entries received.


7. NOTIFICATION: Potential winners will be notified via e-mail and must respond within (7) seven days of notification after which time they will be notified by U.S. Mail. Winners will be required to provide social security number and sign an affidavit of eligibility and liability/publicity release. Prize may be awarded to alternate winner if affidavit/release is not returned within 14 days after mailing to winner or if prize notification is returned as undeliverable.

8. RELEASE: By receipt of a Sweepstakes prize, winner agrees to release and hold harmless Sponsor and its respective officers, directors, employees and agents from and against any claim or cause of action arising out of participation in the Sweepstakes or receipt or use of any prize. Winners agree to use of name, likeness, hometown and prize won for promotional purposes, in any medium without additional compensation to the extent permitted by law.


9. PRIZES: Monthly Prizes - : Two (2) First Prizes - 10,000 shares each of common stock of SonicSave.Com,. Two (2 Second Prizes - 5,000 shares each of common of SonicSave.Com ; Twenty (20) runner up prizes - 1000 shares each of common stock of Sonicsave.Com. Yearly Grand Prize: (1) Grand Prize of 100,000 shares of common stock of SonicSave.Com will be awarded from among all entries received for the year. Sponsor may elect to suspend the sweepstakes at any time, which suspension shall be announced at the beginning of the month in which it is to be effective; however, the yearly grand prize will be awarded form entries received as of the date of termination.. Sponsor may also terminate the sweepstakes prior to the distribution of all of the shares. Sponsor may also change the terms of the sweepstakes or its Plan Distribution from time to time following the date of this prospectus. In which case we will prepare a supplement to this rules that describes such changes. Shares will be issued either through book entries by Sponsor stock transfer agent or by mailing stock certificates evidencing ownership of the shares to the winners through Sponsor stock transfer agent. Where uncertified shares are issued, Sponsor will mail the recipient a written statement stating: the Company's name, that Sponsor is organized under the laws of Delaware; the name of the person to whom the shares are issued; the number and class of shares issued' a description of the designations, relative rights, preferences and limitations applicable to each class of the Company's capital stock and each series of each class of stock; the authority of our board of directors to determine variations for future series of classes of stock; and any restrictions on transfer of the shares issued. Affiliates of SonicSave.Com will not be eligible to participate in the sweepstakes. However, they and their employees are entitled to purchase stock during IPO and subsequent stock offerings. Additionally, SonicSave do not have any plans or arrangements with anyone regarding the development of a trading market for its common stock.

10. GENERAL CONDITIONS: Each entrant selected as a potential winner must comply with all terms and conditions of these Official Rules and winning is contingent upon fulfilling all such requirements. No cash value or other substitution of prizes allowed, except by Sponsor which reserves right to substitute a prize of equal or greater value in the event a prize is unavailable. Prizes cannot be transferred.

11. WINNER LIST: Winners will be posted online after they have been verified. Alternatively, to obtain a winners list, send a self-addressed, stamped envelope via mail to: Stock Giveaway Winners List at SonicSave.Com, 1330 Beacon Street, Brookline, MA 02446, or send an e-mail to: Sweepstakes winners@sonicsave.com. Requests must be received by January 31, 2002. Winners list will be sent after selection and verification of winners.


12. MISCELLANEOUS: This Sweepstakes will be governed by the Internal laws of the State of Delaware and applicable federal and state securities laws. Any and all legal actions or claims arising in connection with this sweepstakes must be brought in a court of competent jurisdiction within the United States of America. By participating in this Sweepstakes, each entrant accepts the conditions stated in these Official Rules, agrees to be bound by the decisions of the judges. And warrants that s/he is eligible to participate in this Sweepstakes.


13. CAUTION: Any attempt by an entrant to deliberately damage any web site or undermine the legitimate operations of the Sweepstakes is a violation of criminal and civil laws. Should such an attempt be made, the Sponsor reserves the right to seek damages from any such entrant to the fullest extent permitted by law and to disqualify such entrant from the sweepstakes.

14. MAIL PREFERENCE: To be removed from our sweepstakes mailing list write to:
SonicSave.Com Sweepstakes, 1330 Beacon Street, Brookline, Ma 02446. Sponsor is solely responsible for awarding prizes and for all matters related to the issuance or transfer of SonicSave.Com stock. The independent judging organization assumes no responsibility.

================================================================================

      We have not authorized anyone to provide any information or to make any representations in connection with this offering other than the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

      This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security:

      o     except the common stock offered by this prospectus;

      o in any jurisdiction in which the offer or solicitation is not authorized;

      o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

      o to any person to whom it is unlawful to make the offer or solicitation; or

      o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

      The delivery of this prospectus or any accompanying sale does not imply that:

      o there have been no changes in the affairs of SonicSave.com after the date of this prospectus; or

      o the information contained in this prospectus is correct after the date of this prospectus.

      Until ___________ 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

                                18,500,000 Shares

                               SonicSave.com Corp.

                                  Common Stock

                                   PROSPECTUS


                                __________, 2001


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

      SonicSave.com Corp's By-laws relating to indemnification require that SonicSave.com Corp. indemnify its directors and its executive officers to the fullest extent permitted under Delaware law; provided, that SonicSave.com Corp. may modify the extent of such indemnification by individual contracts with its directors and executive officers; and provided, further, that SonicSave.com Corp. will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions. Delaware corporate law and SonicSave.com Corp.'s By-laws, as well as any indemnity agreements to which SonicSave.com Corp. may be a party, may also permit indemnification for liabilities arising under the Securities Act or the Securities Exchange Act of 1934, as amended.

      The Board of Directors has been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities arising under the Securities Act is contrary to public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by SonicSave.com Corp. of expenses incurred or paid by a director or officer of SonicSave.com Corp. in the successful defense of any action, suit or proceeding is asserted by such director or officer in connection with the Shares being registered hereby, SonicSave.com Corp. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated expenses in connection with the issuance and distribution of the securities being registered hereby are itemized below.

Securities and Exchange Commission filing fee .................         $ 19,800
Transfer Agent Fees ...........................................         $  5,000
Printing and engraving expenses ...............................         $ 50,000
Accountants' fees and expenses ................................         $ 35,000
Legal fees and expenses .......................................         $ 75,000
Blue Sky fees and expenses ....................................         $ 25,000
Miscellaneous .................................................         $ 25,200
                                                                        --------
Total .........................................................         $235,000
                                                                        ========

      SonicSave.com Corp. will pay all of the fees, costs and expenses set forth above. Other than the SEC filing fee, all fees and expenses are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      From May through September, 2000 SonicSave.com Corp. issued an aggregate of 31,000,000 shares of common stock for nominal consideration to the stockholders listed in the "Principal Stockholders" table of the prospectus. The shares were issued in reliance on an exemption from registration order the Securities Act of 1933 provided by Section 4(2) of that Act.

ITEM 27. EXHIBITS.

Exhibit    Description
-------    -----------

3.1#     Certificate of Incorporation, as amended
3.2#     By-laws
3.3#     Amendment No. 1 to By-laws
4.1#     Form of Common Stock Certificate
5.1#     Opinion of Phillips Nizer Benjamin Krim & Ballon LLP
5.2#     Tax Opinion
10.1#    Form of Merchants' Participation Agreement
10.2#    Loan Agreement of the Registrant to Andre Danesh
10.3#    Lease for Registrant's Facilities
10.4#    Assignment of Patent and Agreement
10.5#    Loan Agreement of the Registrant to Andre Danesh, as amended
10.6#    Form of Stock Option Plan
10.7#    Amendment No. 1 to Stock Option Plan
10.8*    Form of Escrow Agreement for Offering Proceeds
10.9#    Form of Employment Agreement of the Registrant to William E. Connolly
10.10#   Form of Employment Agreement of the Registrant to Andre Danesh
10.11#   Form of Employment Agreement of the Registrant to David Reznikov
10.12#   Form of Employment Agreement of the Registrant to Sean Wilder
10.13# Amendment No. 1 to Form of Employment Agreement of the Registrant to William E. Connolly
10.14# Amendment No. 1 to Form of Employment Agreement of the Registrant to Andre Danesh
10.15# Amendment No. 1 to Form of Employment Agreement of the Registrant to David Reznikov
10.16# Amendment No. 1 to Form of Employment Agreement of the Registrant to Sean Wilder
10.17+   Form of Agreement for Promotional Shares Escrow Agreement of the
         Registrant
10.18+   Form of Agreement for Impound of Funds Agreement of the Registrant
10.19+   Form of Employment Letter of the Registrant to Glenn Schneider
10.20+ Form of Pharmacy Services Agreement of FFI Rx Managed Care, Inc. to the Registrant
10.21+   Form of Website Linking and License Agreement of TravelNow.com, Inc.
         to the Registrant
23.1+    Consent of Grant Thornton LLP
23.2#    Consent of Phillips Nizer Benjamin Krim & Ballon LLP (included in
         Exhibit 5.1)

Exhibit    Description
-------    -----------

24.1#    Powers of Attorney (included on signature page)


----------
#     Previously filed.
+     Filed herewith.
*     To be filed by Amendment.

ITEM 28. UNDERTAKINGS.

      The undersigned small business issuer undertakes as follows:

      (a) The small business issuer will:

            (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the Plan of distribution.

            (2) For purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that, in the opinion of the

Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookline, State of Massachusetts on this 3rd day of April 2001.


                                        SonicSave.com Corp.


                                        By: /s/ Andre Danesh
                                           -------------------------------------
                                           Andre Danesh
                                           President, Chief Executive Officer
                                           and Chairman of the Board

                                POWER OF ATTORNEY


      KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints, jointly and severally, Andre Danesh and Glenn Schneider, or any of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this Registration Statement, any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments) to such Registration Statements, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 3rd day of April, 2001.


             Signatures                                Title
             ----------                                -----

/s/ Andre Danesh                       President, Chief Executive Officer and
-----------------------------------    Chairman of the Board (Principal
Andre Danesh                           Executive Officer)

/s/ Glenn Schneider                    Senior Vice President and Chief Financial
-----------------------------------    Officer (Principal Financial and
Glenn Schneider                        Accounting Officer)


/s/ Ira Cohen
-----------------------------------
Ira Cohen                              Director


-----------------------------------
Charles W. Smith                       Director

/s/ John J. Perkins
-----------------------------------
John J. Perkins                         Director